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                                                                   EXHIBIT 10.43


                                                  CONFORMED COPY

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                                                  INVESTMENT NUMBER 7018


                                 LOAN AGREEMENT

                                     Between

                            GNR (Cote d'Ivoire) Ltd.

                                       And

                        INTERNATIONAL FINANCE CORPORATION


                            Dated as of JULY 14, 1995


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                                 LOAN AGREEMENT

       AGREEMENT, dated as of July 14, 1995, between GNR (Cote d'Ivoire) Ltd. a company organized and existing under the laws of the Cayman Islands (the "Borrower" or "GNR-CI") and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries ("IFC").

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

        Section 1.01. DEFINITIONS. Wherever used in the Financing Agreements (as defined hereinbelow), unless the context otherwise requires, the following terms have the following meanings:

        "A LOAN" means the loan specified in Section 3.01(a) or, as the context requires, its principal amount from time to time outstanding.

        "A LOAN DISBURSEMENT" means any disbursement of the A Loan.

        "A LOAN INTEREST RATE" means for any Interest Period, the rate of interest payable on the A Loan during that Interest Period determined in accordance with Section 3.03.

        "ACCOUNTING PRINCIPLES" means U.S. generally accepted accounting principles.

        "ADVANCES" means any amounts of money owed by the Borrower to any Controlling Company whether or not evidenced by a promissory note.

        "AGREEMENT" and "LOAN AGREEMENT" mean this Loan Agreement.

        "AUDITORS" means KPMG Peat Marwick LLP or such other firm of independent certified public accountants as the Borrower, with IFC's prior consent, from time to time appoints as auditors of the Borrower.

        "AUTHORITY" means any government or governmental, administrative, financial, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity or person having de facto or de jure authority to perform the equivalent functions or exercise the equivalent control and who is in fact performing the equivalent functions or exercising the equivalent control of any of them.

        "AUTHORIZATION" means any consent, registration, filing, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given or withheld by express action or by failure to act within any applicable time period where the effect of such action or failure to act is prescribed by law and



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shareholders' approvals or consents.

        "B LOAN" means the loan specified in Section 3.01 (b) or, as the context requires, its principal amount from time to time outstanding.

        "B LOAN DISBURSEMENT" means any disbursement of the B Loan.

        "B LOAN INTEREST RATE" means for any Interest Period, the rate of interest payable on the B Loan during that Interest Period determined in accordance with Section 3.03.

        "BARREL" means a quantity or unit of crude oil equal to forty two (42) United States gallons.

        "BARRELS OIL EQUIVALENT" means the sum of (a) the reserves of Crude Oil (expressed in Barrels), plus (b) the Crude Oil equivalent reserves of Natural Gas, which equivalent amount shall equal the quotient obtained by dividing the volume of Natural Gas reserves (expressed in MCF) by the number 6.0.

        "BCEAO" means Banque Centrale des Etats de l'Afrique de l'Ouest (the Central Bank of the West African States).

        "BLOCK CI-11" means an offshore area of the Republic comprising approximately 252,000 acres, more precisely defined in Annex 1 to the Production Sharing Contract.

        "BLOCK CI-12" has the meaning given to it in the Production Sharing Contract between the Republic on the one hand and UMIC-CI, Petroci, GNR (Cote d'Ivoire) CI-12 Ltd., Pluspetrol, and IFC on the other hand, dated April 27, 1995.

        "BORROWER" means GNR (Cote d'Ivoire) Ltd. (GNR-CI).

        "BORROWER'S CLAWBACK NOTICE" means the notice that may be given from time to time by the Borrower to the Sponsors in connection with the Clawback Obligation pursuant to Section 4.02 (a) of the Share Retention, Guarantee and Clawback Agreement.

        "BUSINESS DAY" means a day when banks are open for business in New York, New York, and, for the purpose of determining the A Loan Interest Rate, the B Loan Interest Rate and the C Loan Interest Rate in London, England, as well.

        "C LOAN" means the loan specified in Section 3.01 (c) or, as the context requires, its principal amount from time to time outstanding.

        "C LOAN DISBURSEMENT" means any disbursement of the C Loan.

        "C LOAN INTEREST RATE" means for any Interest Period, the rate of interest payable on the C Loan during that Interest Period determined in accordance with Section 3.03.


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        "CAPITAL COSTS" means the Borrower's share of the cost of wells, Project
Facilities, the principal component of capital leases and purchase money financing of assets allowed under this Agreement, and the cost of any other assets related to the Project Plan or related to development of fields other than the Lion Field and the Panthere Field located on Block CI-11, in all cases, whose useful life is expected to exceed one year.

        "CFA" means Franc de la Communaute Financiere Africaine, the lawful currency of the Republic, and shall include any currency which from time to time may replace the Franc de la Communaute Financiere Africaine as the lawful currency of the Republic.

        "CLAWBACK OBLIGATION" means the obligation of the Sponsors to IFC under
Article IV of the Share Retention, Guarantee and Clawback Agreement.

        "CLAWBACK PAYMENT" means a payment or payments made by one or both of the Sponsors to the Borrower or to IFC under the Clawback Obligation.

        "CLAWBACK TERMINATION DATE" means the date on which all amounts owed by the Borrower to IFC under the Loan are paid in full.

        "COMPLETION DATE" means the date on which the following requirements are satisfied:

       (a) The Independent Consultant and, if deemed necessary by IFC, the Independent Engineer shall have communicated in writing to IFC, and IFC shall have confirmed to the Borrower, as promptly as practicable (but in any event within not more than ten (10) Business Days) upon receipt of that communication, that the following conditions have been satisfactorily complied with:

              (i) all the Project Facilities (other than the oil pipeline and related facilities) and development wells shall have been acquired, constructed, installed and drilled, and shall be in operation and in compliance with the recommendations of the Environmental Assessment Report and applicable rules and regulations of the Republic;

             (ii) all contractors' work and equipment shall have been accepted by the Operator without material exception, and suppliers and contractors shall have been paid in full with no material disputes or material outstanding claims from them;

            (iii) the combined potential productive capacity from not less than two wells that are capable of producing Petroleum and are tied by sub-sea pipeline to the MOPP, based on test results of such wells, shall be at least 55 MMCFD of Natural Gas;

             (iv)    at least an average of 20 MMCFD of Natural Gas shall


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                     have been delivered or tendered for delivery under terms
                     and conditions stipulated in the Gas Sales Contract during the period of 30 consecutive days immediately preceding the Completion Report Date;

              (v) production of at least an average of 15,000 Barrels of Crude Oil per day shall have occurred without interruption except for ordinary maintenance and stoppages pursuant to normal practice, during the 30 consecutive days immediately preceding the Completion Report Date;

             (vi) as of the Completion Report Date, Proved Total Reserves of at least 80 MMBOE of which at least 30 MMB are Crude
                     Oil; and

            (vii)    the Letters of Understanding shall have been executed.

       (b) IFC shall have communicated to the Borrower that the following conditions have also been satisfactorily complied with:

              (i) there shall be on deposit in the Retention Account an amount not less than the Reserve Amount that shall have been funded by Project Cash;

             (ii) the Crude Oil Sales Agreement and the Gas Sales Contract shall have been executed and shall be fully effective in all material respects and the Borrower shall have received payment from purchasers of Petroleum under terms and conditions stipulated under such Offtake Agreements for or in respect of at least 30 days of production of Natural Gas and 30 days of production of Crude Oil; and


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            (iii)    the Borrower shall have created and perfected as part of
                     the Security a first ranking mortgage on its undivided ownership interest in the MOPP and the storage tanker (if any) and IFC shall have received a satisfactory legal opinion from French and Ivorian counsel (whose fees and expenses shall be for the account of the Borrower) regarding the fulfillment of this condition.

        "COMPLETION REPORT DATE" means the date specified in the Independent Consultant Report or the Independent Engineer Report, as applicable, as the date as of which such report was prepared, which date shall be not more than thirty
(30) days prior to the Completion Date.

        "CONSOLIDATED DEBT" means the aggregate of all Consolidated Liabilities which fall due or whose final payment is due more than one year after the respective dates of the agreements providing for such Consolidated Liabilities, and shall include the portion of such Consolidated Liabilities falling due within one year, all as shown on the relevant Consolidated Financial Statements.

        "CONSOLIDATED DEBT TO EQUITY RATIO" means the ratio of Consolidated Debt to Consolidated Equity as of the relevant date of calculation.

        "CONSOLIDATED EQUITY" means the aggregate of all shareholder equity accounts of GNR and its Consolidated Subsidiaries as shown in the Consolidated Financial Statements as of the relevant date of calculation.

        "CONSOLIDATED FINANCIAL STATEMENTS" means financial statements which, treating GNR and all present or future Consolidated Subsidiaries essentially as if they were a single company with one or more branches or divisions, present fairly in all material respects in Dollars the financial position, results of operations and cash flows of the Borrower and the Consolidated Subsidiaries taken as a whole in accordance with Accounting Principles consistently applied (the latter, except for such changes as the Auditors may agree upon).

        "CONSOLIDATED LIABILITIES" means the aggregate of all obligations of GNR and the Consolidated Subsidiaries outstanding as of the relevant date of calculation for the payment or repayment of money including, without limitation:
(i) any amounts payable by GNR or any of the Consolidated Subsidiaries under capital leases or similar arrangements (however designated) over the duration periods of such capital leases or similar arrangements; (ii) any credit to GNR or any of the Consolidated Subsidiaries from a supplier of goods or under any installment purchase or other similar arrangements; (iii) the aggregate amount then outstanding of liabilities and obligations of GNR or any of the Consolidated Subsidiaries to third parties, and (iv) redeemable bearer shares.

        "CONSOLIDATED SUBSIDIARIES" means, collectively, GNRCN, the Borrower, and all consolidated subsidiaries and affiliates of GNR,


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GNRCN or the Borrower, which are included, or are required to be included, in the consolidated accounts of the relevant Consolidated Financial Statements of GNR in accordance with Accounting Principles.

        "CONTRACTOR" has the meaning given to it in the Production Sharing Contract.

        "CONTROLLING COMPANY" means each of the Sponsors and any other company which, directly or indirectly, has power enabling it to control the Borrower or any of the Sponsors; in particular and without prejudice to the generality of the term "Controlling Company", a company shall be deemed to be a Controlling
Company: (i) if it holds more than 50% (fifty per cent) of the common stock of the Borrower or any of the Sponsors; or (ii) if it holds more than 50% (fifty per cent) of the voting rights for the election of directors in respect of the issued shares of the Borrower or any of the Sponsors; or (iii) if it is entitled or has the power to determine the composition of the majority of the board of directors of the Borrower or any of the Sponsors, including: (A) the power, without the consent or concurrence of any other Person, to appoint or remove all or the majority of such directors; (B) the power to prevent any Person from being appointed a director unless with its consent; and if a Person's appointment as a director follows necessarily from its appointment as a director of the first-mentioned company, it shall be deemed to be a power of the first-mentioned company for the purposes of this definition. Without prejudice to any of the above, the term "Controlling Company" as used in this Agreement also includes any third party companies controlled by the Sponsors or any "Controlling Company" as herein defined.

        "CONVERSION REQUEST DATE" means the Completion Date and December 31 of any year, starting with the year of the Completion Date, which is the date on which the Sponsors may request IFC to release them of all or a portion of their guarantee obligations.

        "CRUDE OIL" means crude mineral oil, asphalt, ozokerite, and all kinds of petroleum and bitumen, either solid or liquid in their natural condition or obtained from Natural Gas by condensation or extraction, including condensates and Natural Gas liquids.

        "CRUDE OIL SALES AGREEMENT" means the Contract for Purchase and Sale of Lion Crude Oil, Block CI-11, Offshore Cote d'Ivoire dated as of May 15, 1995, by and between UMIC-CI, individually and on behalf of IFC, GNR-CI and Pluspetrol ("the Sellers"), and Total International Limited.

        "CUMULATIVE CLAWBACK PAYMENTS" means the aggregate payments made by the Sponsors under the Clawback Obligation (or made by the Sponsors in anticipation of the payments to be made under the Clawback Obligation) as so designated by the Sponsors, starting as of the Completion Date and ending on the date as of which the calculation of Cumulative Clawback Payments is made.

        "CUMULATIVE EXCESS REVENUES" means the aggregate Excess


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Revenues of the Borrower starting as of the Completion Date and ending on the date as of which the calculation of Cumulative Excess Revenues is made minus the amounts of voluntary prepayments made by the Borrower on the Non Guaranteed Portion which are designated by the Borrower as "Clawback Prepayments".

        "CUMULATIVE RESTRICTED PAYMENTS" means the aggregate Restricted Payments made by the Borrower starting on the Completion Date and ending on the date as of which the calculation of Cumulative Excess Revenues is made minus the amounts of voluntary prepayments made by the Borrower on the Non Guaranteed Portion which are designated by the Borrower as "Clawback Prepayments".

        "DELIMITED AREA" means the area described in the Production Sharing Contract, excluding areas surrendered by the Contractor from time to time, in respect of which the Government grants to the Contractor an exclusive exploration right.

        "DESIGNATED ACCOUNTS" means one or more accounts to be established by the Trustee as provided under the Designated Accounts Agreement.

        "DESIGNATED ACCOUNTS AGREEMENT" means an agreement of even date herewith among the Borrower, the Trustee and IFC providing for the creation and operation of one or more accounts or subaccounts in the name of the Trustee, with the Borrower and IFC to be named as alternative beneficiaries of the proceeds of said accounts as follows:

       (i) an account in CFAs established or to be established in Abidjan, Cote d'Ivoire, into which the Borrower shall deposit or cause to be deposited all Project Cash paid, or payable, to the Borrower in CFAs (the "Local Account");

      (ii) an account established in New York, N.Y., U.S.A., or in such other place or place as the Borrower may propose to the Trustee from time to time with the prior written approval of IFC (the "Offshore Account") into which the Borrower shall deposit or cause to be deposited all Project Cash paid, or payable, to the Borrower in Dollars or in any currency other than CFAs; and

     (iii) a subaccount of the Offshore Account into which funds shall be deposited so as to maintain at all times a minimum balance equal to not less than the Reserve Amount (the "Retention Account").

        "DISCOUNT RATE" means the higher of ten per cent (10%) or the Pro-Forma Interest Rate.

        "DISBURSEMENT" means a Loan disbursement.

        "DISBURSEMENT DATE" means any date on which a Disbursement is made.

        "DOLLARS" AND THE SIGN "$" mean the lawful currency of the


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United States of America.

        "ENVIRONMENTAL ASSESSMENT REPORT" means one or more of the following reports: (a) Environmental Impact Assessment Study of Oil and Gas Transport, Cote d'Ivoire, transmitted by the Operator to IFC by letter dated July 14, 1994;
(b) Report of Oil Spill Risks and Trajectories, Cote d'Ivoire, dated August 1994; (c) Assessment of Impacts arising from Predicted Oil Spills and Trajectories, Cote d'Ivoire dated August 1994; (d) Report of Groundwater Table and the Groundwater Quality in the Jacqueville Region, Cote d'Ivoire dated July 1994; (e) Assessment of Environmental Impacts Arising from Early Oil Production Plan dated April 1995; (f) Oil Spill Contingency Plan dated April 1995; and (g) Shipboard Oil Pollution Emergency Plan (SOPEP) dated April 1995 and (h) any updates, revisions, expansions, replacements, and/or substitutions to any or all of the previously identified documents.

        "ENVIRONMENTAL LAWS" means (i) the World Bank Environmental, Occupational Health and Safety Guidelines in effect on the date of execution of this Agreement, a copy of which has been delivered to, and is hereby acknowledged by, the Borrower and (ii) any and all international, national, regional and local treaties, statutes, laws, regulations, judicial decisions, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions of any Authority of or in the Republic relating to the environment, the effect of the environment on human health, noise emissions or to emissions, discharges or releases of pollutants, contaminants, toxic, radioactive, caustic or otherwise hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, toxic, radioactive, caustic or otherwise hazardous substances or wastes or the clean-up or other remediation thereof.

        "ENVIRONMENTAL MONITORING REPORT" means a report satisfactory to IFC on the compliance of the Project with environmental requirements of the Environmental Assessment Report.

        "ESTIMATED PROJECT COSTS" means total costs of all Investors to develop the Lion Field and Panthere Field from inception of the Project through December 31, 1995 in amounts as determined in Section 6.02 (c).

        "EVENT OF DEFAULT" means any one of the events specified in Section
7.02.

        "EVENT OF TOTAL LOSS" means that the Project Facilities shall have become destroyed, damaged beyond repair or permanently rendered unfit for commercial operation as a consequence of any event whatsoever, or there shall have occurred any other event or circumstance constituting an actual or constructive total loss which results in an insurance settlement with respect to the Project on the basis of a total loss or constructive total loss.


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        "EXCESS CASH FLOW" means, after the Completion Date, any Project Cash remaining after payment of all Permitted Expenditures.

        "EXCESS REVENUES" means, for any calendar month, (i) the excess of the Borrower's share of Natural Gas sales for the calendar month above the Borrower's share of take-or-pay volumes as provided for in the Gas Sales Contract multiplied by (ii) the average Natural Gas price for all such excess Natural Gas sold in such calendar month multiplied by (iii) the Percentage Release in effect during such calendar month. If more than a single Percentage Release applies during a calendar month, the preceding calculation shall be based upon the weighted average of such Percentage Releases based on the number of days each Percentage Release was in effect during the month and the corresponding excess of the Borrower's share of Natural Gas sales above the Borrower's share of take or pay volumes for each period of the month during which each Percentage Release applied.

        "EXPLOITATION AUTHORIZATION" means the exclusive right to carry out petroleum operations within an Exploitation Perimeter enjoyed by the Contractor pursuant to the Production Sharing Contract.

        "EXPLOITATION PERIMETER" means any part of the Delimited Area in respect of which the Government has granted to the Contractor an exclusive Exploitation Authorization in accordance with the Production Sharing Contract.

        "FINAL DISBURSEMENT DATE" means the earliest of (a) June 30, 1996, (b) the date on which the Loan is fully disbursed, and (c) the Completion Date.

        "FINANCIAL PLAN" means the financial plan described in the Letter of Information, as amended from time to time with IFC's consent.

        "FINANCIAL STATEMENTS" means the balance sheets, income statements, and statement of cash flows for a financial period, quarterly, semi-annual or annual, as the case may be, and, in the case of quarterly or semi-annual Financial Statements, for the portion of the Financial Year ended at the end of such quarterly or semi-annual period, together with all notes thereto, with comparable figures for the corresponding periods of their previous Financial Year (if such corresponding period began after the Starting Date) and prepared in accordance with Accounting Principles applied on a consistent basis (the latter, except for such changes as the Auditors may agree upon) in Dollars.

        "FINANCIAL YEAR" means the accounting year of the Borrower commencing on January 1 and ending on December 31 each year.

        "FINANCING AGREEMENTS" means collectively this Agreement, the Share Retention, Guarantee and Clawback Agreement, the Designated Accounts Agreement, the Insurance Agreements and the Security Documents.

        "FORECAST REMAINING LIFE OF LOAN" means the period from the


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relevant Conversion Request Date to the earlier of (i) January 15, 2005, or (ii)
if prepayments have been made, the date on which the A Loan is scheduled to be fully repaid.

        "GAS SALES CONTRACT" means the Contract for Sale and Purchase of Natural Gas for Block CI-11 dated September 30, 1994 between Caisse Autonome d Amortissement, acting on behalf of the Fonds Nationale de l'Energie Electrique, as party of the first part, UMIC-CI, IFC, GNR-CI, and Pluspetrol as parties of the second part, and Petroci and the Republic and as parties of the third part.

        "GNR" means Global Natural Resources Inc. a corporation organized under the laws of New Jersey.

        "GNRCN" means Global Natural Resources Corporation of Nevada, a corporation organized under the laws of Nevada.

        "GOVERNMENT" means the government of the Republic.

        "GOVERNMENT'S SHARE OF REMAINING PRODUCTION" means the quantity of Crude Oil and Natural Gas allocated to the Government as described in Article 16.3 and
Article 21.3.1 of the Production Sharing Contract.

        "GUARANTEED PORTION" means any portion of the Loan which is covered by the Sponsors' Guarantee as provided under Article III of the Share Retention, Guarantee and Clawback Agreement.

        "IFC'S CLAWBACK NOTICE" means the notice that may be given from time to time by IFC to the Sponsors in connection with the payments of any amounts under the Clawback Obligation as determined by IFC pursuant to Section 4.02 (b) of the Share Retention, Guarantee and Clawback Agreement.

        "INDEBTEDNESS" means all obligations of the Borrower to repay money including, without limitation, in respect of:

       (i)    borrowed money;

      (ii) the outstanding principal amount of any bonds, notes, loanstock, commercial paper, acceptance credits, debentures and bills or promissory notes drawn, accepted, endorsed or issued by the Borrower;

     (iii) any credit to the Borrower from a supplier of goods or under any installment purchase or other similar arrangement in respect of goods or services in the ordinary course of business;

      (iv) all liabilities of the Borrower (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

       (v)    non-contingent obligations of the Borrower to reimburse


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                                     - 12 -


              any other person in respect of amounts paid under a letter of credit or similar instrument (excluding any such letter of credit or similar instrument issued for the benefit of the Borrower in respect of trade accounts in the ordinary course of business);

      (vi) amounts raised under any other transaction having the commercial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under Accounting Principles consistently applied including, without limitation, under leases or similar arrangements entered into primarily as a means of financing the asset leased;

     (vii) any fixed or minimum premium payable on a redemption or replacement of any of the foregoing obligations; and

    (viii) debt incurred in the ordinary course of business, including accrued liabilities and letters of credit obtained for purposes of acquiring Project Facilities.

        "INDEPENDENT CONSULTANT" means Netherland, Sewell and Associates, Inc. or any other independent international petroleum engineering consulting firm to be chosen by IFC with the approval of the Borrower to carry out certain assignments contemplated in this Agreement.

        "INDEPENDENT CONSULTANT REPORT" means a report prepared by the Independent Consultant, in form and substance satisfactory to IFC, indicating Proved Lion and Panthere Reserves and Proved Total Reserves, and, in both instances, Proved Reserves allocable to the Borrower.

        "INDEPENDENT ENGINEER" means any independent international petroleum engineering consulting firm to be chosen by IFC with the approval of the Borrower to carry out certain assignments contemplated in this Agreement.

        "INDEPENDENT ENGINEER REPORT" means a report prepared by the Independent Engineer, terms of reference of which shall be provided by IFC.

        "INITIAL DISBURSEMENT DATE" means the first Disbursement Date to occur.

        "INSURANCE AGREEMENTS" means any insurance policy maintained by the Borrower, or the Operator on behalf of the Borrower, covering losses with respect to tangible, real or personal property or improvements or losses from business interruptions.

        "INSURANCE PROCEEDS" means (i) insurance proceeds received under any insurance policy or (ii) any award or other compensation with respect to any condemnation of property (or any transfer or disposition of property in lieu of condemnation) received by or for the account of the Borrower.


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                                     - 13 -


        "INTEREST DETERMINATION DATE" means the date which is two (2) Business Days before the beginning of each Interest Period.

        "INTEREST PAYMENT DATE" means any day which is July 15 and January 15 in any year, provided that, if any such day is not a Business Day, the Interest Payment Date which would otherwise fall on that day will fall on the immediately succeeding Business Day, provided that, only in connection with the first payment of interest on the Loan, the first Interest Payment Date will be January 15, 1996.

        "INTEREST PERIOD" means each period of six (6) months beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date; except in the case of the first period applicable to each Disbursement when it shall mean the period beginning on the date on which that Disbursement is made and ending on the day immediately before the next following Interest Payment Date.

        "INVESTORS" means UMIC-CI, GNR-CI, Pluspetrol, Petroci and IFC, as parties to the Joint Operating Agreement.

        "JOINT OPERATING AGREEMENT" means the Joint Operating Agreement - Block CI-11 between Petroci and UMIC-CI dated June 27, 1992, as amended on July 23, 1993, July 29, 1993, and August 3, 1993.

        "LETTER OF INFORMATION" means the letter of even date herewith addressed by the Sponsors to IFC detailing the Project, the Financial Plan, and containing certain representations and warranties and other information about the Project.

        "LETTERS OF UNDERSTANDING" means an exchange of letters, in form and substance satisfactory to IFC, whereby the Investors will agree among themselves regarding the principles to be followed to allocate costs and revenues pertaining to Block CI-11.

        "LIBO DOLLAR RATE" means the offered per annum rate which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the Interest Determination Date for the relevant Interest Period for six (6) months (or, in the case of the first Interest Period for any disbursement, for one (1) month, two (2) months, three (3) months or six (6) months, whichever period is closest to the duration of the relevant Interest Period or, if two periods are equally close to the duration of the relevant Interest Period, the longer one).

        "LIEN" means any lien, mortgage, pledge, charge, assignment, hypothecation, nantissement, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or bankers lien, privilege or priority of any kind having the effect of security, including, without limitation, any designation of loss payees or beneficiaries or any similar arrangement under any insurance policy relating to the transactions contemplated by this Agreement and Permitted Encumbrances.


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                                     - 14 -

        "LION FIELD" means the Exploitation Perimeter of the Lion field as defined in the exclusive Exploitation Authorization issued by the Government dated September 12, 1994, and any subsequent expansions thereof.

        "LOAN" means collectively the A Loan, the B Loan and the C Loan provided for in Section 3.01 or, as the context requires, the principal amount of the A Loan, the B Loan and the C Loan outstanding from time to time.

        "LOAN INTEREST RATE" means the interest rate applicable to the A Loan, the B Loan or the C Loan or any disbursed and outstanding portion thereof (as the case may be), other than overdue amounts in respect thereof, as determined in accordance with Section 3.03 hereinbelow.

        "LOCAL ACCOUNT" shall have the meaning ascribed to that term under the definition of the Designated Accounts Agreement.

        "LOCAL OPERATING ACCOUNT" means one or more accounts in CFA's opened by the Operator, in Abidjan, with a financial institution acceptable to IFC which accounts shall be funded from the Local Account or the Offshore Account to the extent permitted under the Designated Accounts Agreement, and which accounts shall be used by the Operator to fund operations related to the Project.

        "MAINTENANCE AMOUNT" means the amount certified in the Maintenance Amount Certification to be IFC's or any Participant's net incremental costs of making or maintaining the Loan or its Participation which result from:

       (i) any change in any applicable law or regulation or directive (whether or not having force of law) or in its interpretation or application by any Authority charged with its administration; or

      (ii) compliance with any request from, or requirement of, any central bank or other monetary or other Authority;

       which in any case, after the date of this Agreement:

              (A) imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans by IFC or the Participant;

              (B) imposes a cost on IFC or the Participant as a result of its having made the Loan (or, in the case of a Participant, acquired its Participation) or reduces the rate of return on the overall capital of IFC or the Participant which it would have achieved, had it not made the Loan or acquired the Participation;

              (C) changes the basis of taxation on payments received by IFC in respect of the Loan or by the Participant in respect of its Participation (otherwise than by a change in taxation of the overall net income of IFC or the Participant imposed by the jurisdiction of its incorporation or in which it books its Participation or in any political subdivision of any such jurisdiction); or

              (D) imposes on IFC or the Participant any other condition regarding the making or maintaining of its Loan or Participation;

but excluding any incremental costs of making or maintaining a Participation which are a direct result of a Participant having its principal office in the Republic or having or maintaining a permanent office or establishment in the Republic, if and to the extent that permanent office or establishment acquires the Participation.

        "MAINTENANCE AMOUNT CERTIFICATION" means a certification furnished from time to time by IFC, or to IFC by any Participant, certifying:

       (i)    the circumstances giving rise to the Maintenance Amount;

      (ii)    that the Participant's or IFC's net costs have increased;

     (iii) that, in the opinion of IFC or, as the case may be, the Participant, it has exercised reasonable efforts to minimize or eliminate such increase; and

      (iv)    the Maintenance Amount.

        "MANAGEMENT LETTER" means a letter or any other written communication sent by the Auditors to the Borrower or to its management commenting on the Borrower's financial, accounting or other systems, management or accounts.

        "MANDATORY NON-GUARANTEED LIFE OF LOAN RATIO" means a Non-Guaranteed Life of Loan Ratio of not less than 1.50.

        "MANDATORY NON-GUARANTEED DEBT SERVICE COVERAGE RATIO" means a Non-Guaranteed Debt Service Coverage Ratio of not less than 1.25.

        "MANDATORY RATIOS" means (i) a Non-Guaranteed Life of Loan Ratio of not less than 1.50 and (ii) a Non-Guaranteed Debt Service Coverage Ratio of not less than 1.25.

        "MANDATORY RATIOS CERTIFICATION" means the certification to be provided by the Borrower to IFC under Section 6.01.

        "MATERIAL ADVERSE EFFECT" in connection with an event, fact or circumstance, means that the occurrence or existence of such event, fact or circumstance materially and adversely affects or is reasonably likely to materially and adversely affect the Borrower's assets or the ability of the Borrower to construct or operate the Project or to perform its material obligations under the Project Documents or the ability of the Sponsors to perform their obligations under the Share Retention, Guarantee and Clawback Agreement.

        "MAXIMUM OUTSTANDING" means (i) (A) prior to the Final Disbursement Date, the sum of $17,500,000 (which amount represents the sum of the outstanding principal balance of the Loan plus all undisbursed principal), plus, as of the date of determination, all accrued but unpaid interest on the Loan and all unpaid fees that are not overdue, minus the amount of undisbursed portions of the Loan as to which IFC's or a Participant's commitment to lend has been cancelled or suspended pursuant to Sections 3.13, 3.14 or 3.16, or (B) from and after the Final Disbursement Date, the sum, as of the Final Disbursement Date of the outstanding principal balance of the Loan, plus all accrued but unpaid interest thereon, plus all unpaid fees that were not overdue, minus (ii) the sum of all payments made on the obligations described in clause (i) other than voluntary and mandatory prepayments made under Sections 3.06 and 3.07 of this Agreement.

        "MCF" means 1,000 cubic feet of Natural Gas.

        "MMB" means million barrels of Crude Oil.

        "MMBOE" means million Barrels Oil Equivalent.

        "MMCFD" means million cubic feet of Natural Gas per day.

        "MOPP" means a moveable offshore production platform acquired by the Investors.

        "NATURAL GAS" means methane, ethane, propane, butane and dry or wet gaseous hydrocarbons, whether or not associated with Crude Oil.

        "NET OPERATING CASH FLOW" means projected Project Revenues less projected Operating Costs less projected Capital Costs related to the Lion Field, the Panthere Field and other areas of CI-11 with Proved Reserves less the projected payments to be made in respect of obligations secured by Permitted Encumbrances, all figures to be based on the most recent Pro-Forma Report and calculated for each six-month period included in the Relevant Period(s).

        "NON-GUARANTEED DEBT SERVICE COVERAGE RATIO" means, for each six-month period for the Relevant Period, the result obtained by dividing Net Operating Cash Flow for each six-month period by the sum of all principal and interest due to be paid by the Borrower during the same six-month period in respect of the Non-Guaranteed Portion of the IFC Loan.

        "NON-GUARANTEED LIFE OF LOAN RATIO" means the result obtained by dividing (a) the net present value of the projected Net Operating Cash Flows over the Forecast Remaining Life of Loan (based on the most recent Pro-Forma Report) discounted at the Discount Rate by (b) the sum of all principal outstanding under the Loan in respect of the Non-Guaranteed Portion, calculated as of the beginning of each six-month period included in the Relevant Period.

        "NON-GUARANTEED PORTION" means the amount, rounded to the nearest $1,000, determined from time to time, equal to (i) the product of (A) the Maximum Outstanding times (B) the Percentage Release, minus (ii) the sum of all voluntary and mandatory prepayments made on the Non-Guaranteed Portion, under Sections 3.06 and 3.07 of this Agreement.

        "OFFSHORE ACCOUNT" shall have the meaning ascribed to that term under the definition of the Designated Accounts Agreement.

        "OFFSHORE OPERATING ACCOUNT" means one or more accounts in Dollars opened by the Operator in the United States of America with a financial institution acceptable to IFC which accounts shall be funded from the Offshore Account to the extent permitted under the Designated Accounts Agreement, and which accounts shall be used by the Operator to fund operations related to the Project.

        "OFFTAKE AGREEMENTS" means the Crude Oil Sales Agreement, the Gas Sales Contract, and, if applicable, one or more agreements in form and substance satisfactory to IFC, as follows:

       (a) between a third party or its assigns and the Borrower, whereby the third party or its assigns shall agree to purchase all or part of the Borrower's Crude Oil from Block CI-11, and to pay for the Crude Oil in Dollars, directly into the Offshore Account;

       (b) between the Caisse Autonome d'Amortissement or its assigns and the Borrower, whereby Caisse Autonome d'Amortissement or its assigns will agree, for a period at least as long as the life of the Loan, to purchase all or part of the Borrower's share of Natural Gas production (including associated gas) produced from Block CI-11, payment to be made either (i) in kind in Crude Oil (with such Crude Oil to be sold by the Borrower, under the Crude Oil Sales Agreement, in Dollars, and such Dollars to be deposited in the Offshore Account) or (ii) in Dollars to be deposited into the Offshore Account;

       (c) between any other purchaser of Natural Gas and the Borrower, whereby such purchaser (or its assigns) will agree to purchase all or part of the Borrower's share of Natural Gas (including associated gas) produced from Block CI-11, and to pay for the Borrower's share of Natural Gas directly into either: (i) the Local Account, if the sales are paid for in CFA, or (ii) the Offshore Account, if the sales are paid for in Dollars; provided, however, that all CFA proceeds shall be converted into Dollars and deposited into the Offshore Account except for CFA requirements for operations on Block CI-11; and also

       (d)    sales of Crude Oil by the Borrower to Petroci as provided under
              Article 27 of the Production Sharing Contract.

        "OPERATING COSTS" means the Borrower's share of the costs and expenses related to the Project Plan of producing, treating, storing, processing, and transporting Petroleum for delivery under the Offtake Agreements, costs of repairing and maintaining in good working order the Project Facilities as necessary to accomplish the preceding, duties, fees, costs of services (including, but not limited to, engineering, financial, data processing, tax, legal, purchasing services, operating lease payments), interest imputed on capital leases and interest on purchase money indebtedness, insurance premiums, payments under obligations secured by Permitted Encumbrances permitted under this Agreement, and other costs and expenses incurred in connection with any of the preceding, but excluding interest, fees and other financing expenses related to this Agreement.

        "OPERATOR" means UMIC-CI or any other Operator designated pursuant to the Joint Operating Agreement with the concurrence of IFC.

        "PANTHERE FIELD" means the Exploitation Perimeter of the Panthere field as defined in the exclusive Exploitation Authorization issued by the Government dated September 12, 1994, and any subsequent expansions thereof.

        "PARTIAL LOSS OR DAMAGE" means destruction, damage, loss, condemnation, theft or other similar event relating to the Project Facilities or any part thereof, not constituting an Event of Total Loss.

        "PARTICIPANT" means any bank or financial institution owning a Participation.

        "PARTICIPATING INTEREST" means the "Participating Interest" of the Borrower as defined in the Joint Operating Agreement.

        "PARTICIPATION" means the investment of any Participant in the B Loan and/or in the C Loan or, as the context requires, in a B Loan Disbursement and/or in a C Loan Disbursement.

        "PARTICIPATION AGREEMENT" means an agreement between IFC and a Participant pursuant to which the Participant acquires a Participation.

        "PERCENTAGE RELEASE" means the percentage to be used for the calculation of the Non-Guaranteed Portion, as determined from time to time pursuant to Sections 3.02 and 3.03 of the Share Retention, Guarantee and Clawback Agreement.

        "PERMITTED ENCUMBRANCES" means the charge on the Project Revenues securing the payment of the compensation due to Frank T. Barr and G. Willard Frank as provided under the Prospect Acquisition Agreement.

        "PERMITTED EXPENDITURES" means Operating Costs, Capital Costs and debt service on the Loan (including prepayments).

        "PERMITTED FARM-OUTS" means the sale by the Borrower of a portion or all of its Participating Interest to a party which, in the judgment of IFC meets the following requirements: (i) is a financially sound, internationally-known petroleum company; (ii) agrees to be bound by the Security Agreements; (iii) in case that the Permitted Farm-Out involves an assignment of any obligations of the Borrower and/or the Sponsors to IFC under the Loan Agreement or the Share Retention, Guarantee and Clawback Agreement (as the case may be), the Borrower and/or the Sponsors shall have previously demonstrated to the satisfaction of IFC that the proposed buyer of the relevant Participating Interest has the necessary financial liquidity to meet the obligations of the Borrower under the Loan Agreement and/or the Sponsors under the Share Retention, Guarantee and Clawback Agreement; and (iv) provided further that the Permitted Farm-Out would not become effective vis-a-vis IFC until the proposed buyer and/or its sponsors have executed an agreement with, and in form and substance satisfactory to, IFC under which the proposed buyer and/or its sponsors assume any and all remaining obligations of the Borrower and/or the Sponsors to IFC under the Loan Agreement and/or the Sponsors under the Share Retention, Guarantee and Clawback Agreement in connection with the assigned portion of the Participating Interest.

        "PERMITTED INVESTMENTS" means: (a) a deposit made in the United States of America in Dollars or any other place approved by the Trustee with a bank having general obligations rated at least A or equivalent by Moody's Investors Service Inc. or Standard and Poor's Rating Group; (b) a certificate of deposit denominated in Dollars issued or guaranteed in the United States or any other place approved by the Trustee by a bank satisfying the requirements specified in subparagraph (a) above; (c) any other obligation denominated in Dollars (including, without limitation, any bill, bond, note, debenture, loan stock or other debt instrument) issued, accepted or accepted and guaranteed in the United States of America or any other place approved by the Trustee on behalf of IFC, being in any way a primary obligation of or insured by or carrying the full faith and credit of the United States of America or any instrumentality or agency thereof or a bank satisfying the criteria specified in subparagraph (a) above operating through a branch in that jurisdiction; (d) a contract entered into with a bank satisfying the criteria specified in subparagraph (a) in the United States of America or any other place approved by the Trustee on behalf of IFC for the purchase of currency spot in Dollars or any other major currency;
(e) commercial paper denominated in Dollars rated A-I/P-1 or equivalent or better by Moody's Investors Services Inc. or Standard and Poor's Ratings Group issued by a corporation incorporated in the U.S.A. or any other place approved by IFC; (f) bankers acceptances denominated in Dollars issued by a bank satisfying the requirements specified in subparagraph (a) above; (g) repurchase obligations with a term of not more than seven (7) days for securities issued or insured by the United States of America or any instrumentality or agency thereof entered into with any bank satisfying the requirements specified in subparagraph
(a) above; and (h) investments in money market funds substantially all of whose assets comprise securities of the types described in the preceding subparagraphs.

        "PERMITTED LIENS" means Liens permitted under Section 6.02 (h) of this Agreement.

        "PERSON" means an individual, a corporation, a partnership, an association, a joint venture, a trust or other entity or organization, including an Authority.

        "PETROCI" means Societe Nationale d'Operations Petrolieres de la Cote d'Ivoire, the state oil and gas company of the Republic.

        "PETROLEUM" means Crude Oil and Natural Gas produced from Block CI-11.

        "PETROLEUM COSTS" has the meaning given to it in the Production Sharing Contract.

        "PLUSPETROL" means Pluspetrol S.A., a sociedad anonima incorporated under the laws of Argentina.

        "POTENTIAL EVENT OF DEFAULT" means any event or circumstance which would, with notice, lapse of time, or both, become an Event of Default.

        "PRODUCTION SHARING CONTRACT" means the Contrat de Partage de Production d'Hydrocarbures - Bloc CI-11 dated June 27, 1992, but effective as of January 3, 1993 among the Republic, Petroci and UMIC-CI, as amended by the Premier Avenant au Contrat de Partage de Production dated June 24, 1993.

        "PRO-FORMA INTEREST RATE" means, unless otherwise agreed between IFC and the Borrower, the 6-month LIBO Dollar Rate applicable to the next scheduled interest payment to be made under the Loan plus the weighted average of the relevant Non- Guaranteed Portion interest rate spread applicable to the outstanding balances of the A Loan, the B Loan and the C Loan.

        "PRO-FORMA REPORT" means a report to be prepared twice a year on or before April 30 and October 31 each year in a form satisfactory to IFC based on the assumptions shown in Schedule 5 to this Agreement. The report shall be prepared based on projections by the Independent Consultant of production of Proved Lion and Panthere Reserves and production of Proved Total Reserves. For every Independent Consultant Report, there shall be a Pro-Forma Report prepared by the Independent Consultant; and for every Reserves Report, there shall be a Pro-Forma Report prepared by the Borrower.

        "PROJECT" has the meaning assigned to it in Section 2.01.

        "PROJECT CASH" means Project Revenues, all insurance proceeds related to the Project, any compensation for any partial or total expropriation or nationalization of the Project or similar event and all other amounts paid to the Borrower in connection with the Project.

        "PROJECT DOCUMENTS" means the Production Sharing Contract, the Protocol d'Accord and all other agreements, consents, authorizations or approvals of any kind related to the Project and/or Block CI-11 emanating from or granted by the Republic or any agency or instrumentality of the Republic or to which the Republic is a party, the construction contracts, and any other agreement related to the acquisition of assets or services to implement the Project, the Joint Operating Agreement, the Gas Sales Contract, the Crude Oil Sales Agreement, the Letters of Understanding, the Project Plan, the Prospect Acquisition Agreement, and the Insurance Agreements.

        "PROJECT FACILITIES" means the facilities used and to be used in the Project as shall be more particularly described in the Project Plan.

        "PROJECT OPERATING REPORTS" means the reports to be provided by the Operator to the Government pursuant to Articles 8.3(c), 8.3(d), 8.3(d) and 30.3 of the Production Sharing Contract.

        "PROJECT PLAN" means the plan prepared by the Operator and submitted to the Minister of Mines and Energy in July 1994 as amended from time to time by the Investors, detailing the manner in which the Lion Field and Panthere Field shall be developed.

        "PROJECT REVENUES" means the Borrower's share of all proceeds (as determined by its Participating Interest in the Production Sharing Contract and Joint Operating Agreement relating to Block CI-11) from the sale of Petroleum and use and/or sale of the Project Facilities, including, but not limited to pipeline tariffs, tariffs charged by the Borrower (or the Operator acting on behalf of the Borrower) for use of any Project Facilities by third parties, Controlling Companies, and/or Investors, and all relevant contracts and agreements, plus interest accrued (or to be accrued for the period in question) in any interest-paying Designated Accounts.

        "PROSPECT ACQUISITION AGREEMENT" means the Prospect Acquisition Agreement dated December 20, 1991 between United Meridian International Corporation and Frank T. Barr and G. Willard Frank, as amended by the Assignment and First Amendment to Prospect Acquisition Agreement dated July 23, 1993, the Waiver Agreement dated July 23, 1993, and the Assignment and Second Amendment to Prospect Acquisition Agreement dated August 3, 1993.

        "PROTOCOL d'ACCORD" means the Protocol d'Accord to be executed between the Republic and IFC, substantially as set forth in Schedule 6.

        "PROVED ADDITIONAL RESERVES" means Proved Reserves within Block CI-11 not located within the Exploitation Perimeter of the Lion Field or the Exploitation Perimeter of the Panthere Field, provided that IFC shall be assured, either by completion undertakings by the Sponsors or by other means satisfactory to IFC, that such Proved Reserves shall be developed according to the development plan approved by the Government for the exploitation of such reserves.

        "PROVED LION AND PANTHeRE RESERVES" means the Proved Reserves within the Exploitation Perimeter of Lion Field and Proved Reserves within the Exploitation Perimeter of Panthere Field.

        "PROVED RESERVES" means proved reserves within an Exploitation Perimeter or portion thereof of either Crude Oil or Natural Gas or both, as determined and certified by the Independent Consultant using the probabilistic method and taking all well data and reservoir description from 3-D seismic into account.

        "PROVED TOTAL RESERVES" means the sum of Proved Lion and Panthere Reserves and the Proved Additional Reserves.

        "PURCHASE MONEY FINANCING" means any credit from a supplier of capital goods, or under any installment purchase, purchase money indebtedness, capital lease obligation or any similar arrangement.

        "QUARTER" means a quarter in any Financial Year or in any Sponsors' Financial Year, as the case may be.

        "RELEVANT PERIOD" means (i) for purposes of the Mandatory Ratios Certification, the two consecutive six-month periods starting from July 1 or January 1, as required under Section 6.01 (f) (iv); (ii) for purposes of Section 6.02(d) (ii) (A) and (B), the two consecutive six-month periods starting from the most recent January 1 or July 1 immediately preceding the date on which the Restricted Payment is to be made, unless IFC requires a different starting date; and (iii), for purposes of calculating the release of guarantees under the Share Retention, Guarantee and Clawback Agreement, each consecutive six-month period starting from the most recent January 1 or July 1 included in the Forecast Remaining Life of Loan, unless IFC requires a different starting date.

        "REPUBLIC" means the Republic of Cote d'Ivoire.

        "RESERVE AMOUNT" means as of any date the aggregate amount of principal and interest which is scheduled to become due and payable on the Loan in the six
(6) months next following such date.

        "RESERVES REPORT" means a report prepared by the Borrower, in form satisfactory to IFC, indicating (i) Proved Lion and Panthere Reserves remaining on the date as of which the Report is prepared calculated by subtracting production of Lion and Panthere Petroleum from the date Proved Lion and Panthere Reserves were last certified by the Independent Consultant to the date as of which the Reserve Report is prepared from the level of Proved Lion and Panthere Reserves last certified by the Independent Consultant, (ii) Proved Total Reserves remaining on the date as of which the Report is prepared calculated by subtracting production of Block CI-11 Petroleum from the date Proved Total Reserves were last certified by the Independent Consultant to the date as of which the Reserve Report is being prepared from the level of Proved Total Reserves, and (iii) in both instances, Proved Reserves allocable to the Borrower.

       "RESTRICTED PAYMENT" means any and all payments by the Borrower to any Controlling Company including repayment of Advances, interest on Advances, and dividends (including payment of dividends to any shareholders of the Borrower whether or not a Controlling Company) but excluding amounts payable for the provision of goods or services that are priced at arm's length and that have been approved for payment under the terms of the Joint Operating Agreement.

        "RETENTION ACCOUNT" means the "Reserve Subaccount" in the name of the Trustee as defined in the Designated Accounts Agreement.

        REUTERS SCREEN LIBO PAGE" means the display of London interbank offered rates (commonly known as "LIBOR") of major banks for Dollar deposits designated as page "LIBO" on the Reuters Monitor Money Rates Service (or any other page that replaces the LIBO page and displays such London interbank offered rates for Dollar deposits).

        "SECURITY" means (i) one or more first ranking Liens (subject only to Permitted Encumbrances and other Permitted Liens) to be created by the Borrower, in accordance with the laws of the jurisdictions where the relevant secured collateral is (or is to be) kept or located, over all present and future assets of the Borrower associated with the Project, including, without limitation, movable and immovable, tangible and intangible assets and the rights and claims of the Borrower under the Project Documents, the Designated Accounts Agreement and any other licenses and permits obtained or entered into by the Borrower in connection with the Project, to secure any and all amounts owed by the Borrower to IFC under the Loan; (ii) the naming of the IFC as loss payee under the Insurance Agreements; and (iii) the assignment to IFC by way of security of any and all claims of the Borrower to the balance of the Designated Accounts.

        "SECURITY DOCUMENTS" means any documents executed by the Borrower from time to time to create, register, renew the registration, or otherwise evidence the creation of the Security.

        "SHARE RETENTION, GUARANTEE AND CLAWBACK AGREEMENT" means an agreement of such title of even date herewith among the Sponsors, the Borrower and IFC.

        "S.I.R." means Societe Ivoirienne de Raffinage located in Abidjan, a company organized under the laws of the Republic.

        "SPECIAL AREA" has the meaning given to it in Production Sharing
Contract.

        "SPONSORS" means, collectively GNR and GNRCN.

        "SPONSORS' AUDITORS" means KPMG Peat Marwick LLP, or such other firm of independent certified public accountants as the Sponsors, with IFC's prior consent, from time to time appoints as their respective auditors.

        "SPONSORS' FINANCIAL YEAR" means the accounting year of GNR and

GNRCN, commencing each year on January 1 and ending on the following December 31, or such other accounting period of GNR as GNR may from time to time designate as its accounting year.

        "SPONSORS' GUARANTEE" means the repayment guarantee of the Sponsors in connection with the amounts borrowed by the Borrower from IFC pursuant to the Loan Agreement as provided under Section 3.01 of the Share Retention, Guarantee and Clawback Agreement.

        "SPONSORS' INDEBTEDNESS" means all obligations of any of the Sponsors to repay money including, without limitation, in respect of:


       (i)    borrowed money;

      (ii) the outstanding principal amount of any bonds, notes, loanstock, commercial paper, acceptance credits, debentures and bills or promissory notes drawn, accepted, endorsed or issued by such Sponsor;

     (iii) any credit to the relevant Sponsor from a supplier of goods or under any installment purchase or other similar arrangement in respect of goods or services in the ordinary course of business;

      (iv) all liabilities of the relevant Sponsor (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables;

       (v) non-contingent obligations of the relevant Sponsor to reimburse any other person in respect of amounts paid under a letter of credit or similar instrument (excluding any such letter of credit or similar instrument issued for the benefit of such Sponsor or a subsidiary of such Sponsor in respect of trade accounts in the ordinary course of business);

      (vi) amounts raised under any other transaction having the commercial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under Accounting Principles consistently applied including, without limitation, under leases or similar arrangements entered into primarily as a means of financing the asset leased;

     (vii) any fixed or minimum premium payable on a redemption or replacement of any of the foregoing obligations; and

    (viii) debt incurred in the ordinary course of business, including accrued liabilities and letters of credit obtained for purposes of acquiring Project Facilities.

        "STARTING DATE" means July 1, 1995 or the date of first disbursement under the Loan, whichever is earlier.

        "TRUSTEE" means Citibank, N.A. in New York, N.Y. and its affiliate in Abidjan, Cote d'Ivoire.

        "UMIC-CI" means UMIC Cote d'Ivoire Corporation, a Delaware corporation.

        Section 1.02. INTERPRETATION. In this Agreement, unless the context otherwise requires:

        1. headings and underlinings and the table of contents are for convenience only and do not affect the interpretation of this Agreement;

        2. words importing the singular include the plural and vice versa;

        3. an expression importing a natural Person includes any company, partnership, joint venture, association, corporation, other body corporate or limited liability company and any governmental authority or agency;

        4. a reference to an Annex, Attachment, Article, Exhibit, paragraph (or subparagraph), Schedule or Section of a Financing Agreement is a reference to the relevant language contained in an Annex, Attachment, Article, Exhibit, paragraph (or subparagraph), Schedule or Section of the relevant Financing Agreement;

        5. a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

        6. a reference to a party to any document includes that party's successors and permitted assigns;

        7. all financial terms are to be interpreted pursuant to Accounting Principles, as in effect from time to time, on a basis consistent with the most recent audited Financial Statements of the Borrower or the Sponsors (as the case may be) delivered to IFC;

        8. unless otherwise specified, the definitions of the terms "Barrel", "MCF" and other units of Petroleum mean such units as measured at a temperature of sixty (60) degrees Fahrenheit and under an atmospheric pressure of 14.696 pounds per square inch absolute; and

        9. unless otherwise specified, all monetary amounts shall be in Dollars and all accounts shall be in Dollars.

        Section 1.03. Business Day Adjustment. Where the day on or by which a payment is due to be made is not a Business Day, that payment shall be done on or by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment shall be made on or by the immediately preceding Business Day. Interest, fees and charges (if any) accrue for the period from the due date which is not a Business Day to that next succeeding Business Day.

                                   ARTICLE II

                  THE PROJECT, PROJECT COST AND FINANCIAL PLAN

        Section 2.01. The Project. The "Project" consists of the Borrower's share of the commercial development of the Lion Field and Panthere Field located on Block CI-11, with the objective of establishing total production of at least 15,000 Barrels of Crude Oil per day and at least 55 MMCFD to produce estimated Proved Total Reserves of at least 30 million Barrels of Crude Oil and 300 billion cubic feet of Natural Gas based on the Project Plan, which as of the date of this Agreement, provides for the following:

        (a) the drilling or reentry and completion of six wells at Lion Field and two wells at Panthere Field located about 8 miles offshore the Republic in water depths of less than 250 feet to a total vertical depth of about 10,000 feet, and the installation of three guyed tower wellhead platform caissons;

        (b) the purchase and equipping of a MOPP including production equipment, separators, compression facilities and quarters to be installed thereon, and the installation of corresponding sub-sea pipelines between the wellhead platform/caissons and the MOPP;

        (c) the construction of a 14" gas pipeline and possibly, at the Investors' election, an 8" oil pipeline from the MOPP to the onshore production facilities and thereafter to Abidjan (73 miles total pipeline length); and

        (d) the installation of a catenary anchor leg mooring buoy for offshore loading, and the lease and/or purchase of a storage tanker for offshore loading of Crude Oil produced until such time as the oil pipeline (if constructed) becomes operational.

        Except for 10% of the Borrower's share of Crude Oil produced, which will be sold to Petroci for CFA to the domestic market at a discount of 25% off international prices, Crude Oil and Natural Gas will be sold under the terms of the Offtake Agreements. Crude Oil production began in April 1995, and Natural Gas sales are expected to begin in October 1995.

        Section 2.02. Project Cost. The Borrower's share of the cost of the Project is estimated to be $23.3 million as shown in the following table.

                        Borrower's Share of Project Costs
                        ---------------------------------
                                       ($)

              Seismic and studies                    425,000
              Wells (6)                            6,725,000
              Caissons (3)                         1,700,000
              Pipelines                            4,700,000

              Production Facilities                3,025,000
              Terminal & Production Equipment        650,000
              Engineering,Overhead & Other         3,575,000
                                                  ----------
                     Sub-Total                    20,800,000
                     Contingencies                 2,500,000
                                                  ----------
                     Total                        23,300,000
                                                  ----------

                                   ARTICLE III

                                    THE LOAN

        Section 3.01. The Loan. On the terms and subject to the conditions of this Agreement, IFC agrees to lend to the Borrower:

        (a) the A Loan, being seven million five hundred thousand Dollars ($7,500,000);

        (b) the B Loan, being six million two hundred and fifty thousand Dollars ($6,250,000); and

        (c) the C Loan, being three million seven hundred and fifty thousand Dollars ($3,750,000).

        Section 3.02. Disbursement Procedure. (a) The Borrower may request disbursements of the Loan by delivering to IFC, at least seven (7) business days prior to the proposed date of disbursement, a disbursement request substantially in the form of Schedule 1 and an undated receipt substantially in the form of
Schedule 2; except that, in the case of the first disbursement, IFC hereby acknowledges to have received such disbursement request simultaneously with the execution of this Agreement and hereby waives such prior notice requirement.

        (b) IFC shall make Disbursements to the credit of Citibank, N.A. in New York, N.Y or such other bank in New York, N.Y. as the Borrower from time to time designates with IFC's consent.

        (c) Each Disbursement, except the last, shall be made in an amount of not less than one million five hundred thousand Dollars ($1,500,000) for the A Loan, one million two hundred and fifty thousand Dollars ($1,250,000) for the B Loan and seven hundred and fifty thousand Dollars ($750,000) for the C Loan.

        Section 3.03. Interest. The Borrower shall pay interest on the A Loan, the B Loan and the C Loan in accordance with this Section 3.03.

        (a) During each Interest Period, the A Loan, the B Loan or the C Loan (or, in respect of the first Interest Period of each A Loan Disbursement, B Loan Disbursement or C Loan Disbursement, the amount of that A Loan Disbursement, B Loan Disbursement or C Loan Disburse-

ment) shall bear interest at the A Loan Interest Rate, the B Loan Interest Rate or the C Loan Interest Rate, as the case may be (as determined under subsection
(c) below) for that Interest Period.

        (b) Interest shall accrue from day to day and is prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and is payable in arrears on the Interest Payment Date immediately following the end of that Interest Period.

        (c) (i) The A Loan Interest Rate and the C Loan Interest Rate applicable on any Guaranteed Portion of any of the A Loan or the C Loan, for any Interest Period shall be two and three-quarters per cent (2.75%) per annum above the LIBO Dollar Rate.

           (ii) The A Loan Interest Rate and the C Loan Interest Rate applicable on any Non-Guaranteed Portion of any of the A Loan or the C Loan, for any Interest Period shall be three and three-quarters per cent (3.75%) per annum above the LIBO Dollar Rate.

          (iii) The B Loan Interest Rate applicable on any Guaranteed Portion of the B Loan for any Interest Period shall be two and one-quarter per cent (2.25%) per annum above the LIBO Dollar Rate.

           (iv) The B Loan Interest Rate on any Non-Guaranteed Portion of the B Loan, for any Interest Period shall be three and one quarter per cent (3.25%) per annum above the LIBO Dollar Rate.

        (d) If more than one such offered rate appears on the Reuters Screen LIBO Page, then the offered rate to be used to determine the LIBO Dollar Rate will instead be the arithmetical average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of those offered rates.

        (e) If, for any reason, IFC cannot determine the Loan Interest Rates for any Interest Period from the Reuters Screen LIBO Page, then IFC shall notify the Borrower and instead determine the Loan Interest Rates by using the offered rates of any two (2) of the banks (or of the bank, if only one) whose rate(s) were last quoted on, or whose rates were last used in determining the quote last appearing on, the Reuters Screen LIBO Page (but in all other respects in accordance with subsections (c) and (d) above).

        (f) If the services of the Reuters Screen LIBO Page are discontinued or IFC otherwise believes that its inability to determine the Loan Interest Rates will continue indefinitely, then IFC shall notify the Borrower and thereafter determine the Loan Interest Rates by using the offered rates of any three (3) major banks active in the eurodollar interbank market in London (but in all other respects in accordance with subsections (c) and (d) above). IFC shall select these three banks after consulting with the Borrower.

        (g) On each Interest Determination Date for any Interest

Period, IFC shall, in accordance with the relevant subsection above, determine the Loan Interest Rates applicable to that Interest Period and promptly notify the Borrower.

        (h) The determination by IFC, from time to time, of the Loan Interest Rates is final and conclusive and binds the Borrower (unless the Borrower shows to IFC's satisfaction that the determination involves clerical error).

        Section 3.04. Additional Interest. Without limiting the remedies available to IFC under this Agreement or otherwise and to the maximum extent permitted by applicable law, if the Borrower fails to make:

        (a) any payment of principal or interest; or

        (b) any other payment provided for in Section 3.08

on or before its due date as specified in or pursuant to this Agreement (whether at stated maturity or upon prematuring by acceleration or otherwise), the Borrower shall pay, by way of liquidated damages, in respect of the amount of such payment due and unpaid, interest at the rate of two per cent (2%) per annum plus the applicable A Loan Interest Rate (if that amount relates to the A Loan) or plus the applicable B Loan Interest Rate (if that amount relates to the B
Loan) or plus the applicable C Loan Interest Rate (if that amount relates to the C Loan), in effect from time to time from the date any such payment became due until the date of actual payment (as well after as before judgment). Such interest shall be payable on demand, or if not demanded, on each Interest Payment Date after such failure.

        Section 3.05. Repayment. (a) The Borrower shall repay the A Loan on the following dates and in the following amounts:

              Date Payment Due     Principal Amount Due
              ----------------     --------------------
              July 15, 1996                $  250,000
              January 15, 1997             $  250,000
              July 15, 1997                $  458,500
              January 15, 1998             $  458,500
              July 15, 1998                $  458,500
              January 15, 1999             $  458,500
              July 15, 1999                $  458,500
              January 15, 2000             $  458,500
              July 15, 2000                $  458,500
              January 15, 2001             $  458,500
              July 15, 2001                $  458,500
              January 15, 2002             $  458,500
              July 15, 2002                $  458,500
              January 15, 2003             $  458,500
              July 15, 2003                $  458,500
              January 15, 2004             $  458,500
              July 15, 2004                $  290,500
              January 15, 2005             $  290,500

        (b) The Borrower shall repay the B Loan on the following dates and in the following amounts:

              Date Payment Due     Principal Amount Due
              ----------------     --------------------
              July 15, 1996                $  250,000
              January 15, 1997             $  250,000
              July 15, 1997                $  375,000
              January 15, 1998             $  375,000
              July 15, 1998                $  625,000
              January 15, 1999             $  625,000
              July 15, 1999                $  625,000
              January 15, 2000             $  625,000
              July 15, 2000                $  625,000
              January 15, 2001             $  625,000
              July 15, 2001                $  500,000
              January 15, 2002             $  500,000
              July 15, 2002                $  125,000
              January 15, 2003             $  125,000

        (c) The Borrower shall repay the C Loan on the following dates and in the following amounts:

              Date Payment Due     Principal Amount Due
              ----------------     --------------------
              July 15, 1996                $  125,000
              January 15, 1997             $  125,000
              July 15, 1997                $  229,000
              January 15, 1998             $  229,000
              July 15, 1998                $  229,000
              January 15, 1999             $  229,000
              July 15, 1999                $  229,000
              January 15, 2000             $  229,000
              July 15, 2000                $  229,000
              January 15, 2001             $  229,000
              July 15, 2001                $  229,000
              January 15, 2002             $  229,000
              July 15, 2002                $  229,000
              January 15, 2003             $  229,000
              July 15, 2003                $  229,000
              January 15, 2004             $  229,000
              July 15, 2004                $  147,000
              January 15, 2005             $  147,000

        (d) From time to time while the Loan is being disbursed, any part of the Loan which has been disbursed shall be allocated for repayment on each of the respective dates for repayment of principal set out in the tables in subsections
(a), (b) and (c) above in amounts which are pro rata to the amounts of the respective installments shown opposite those dates in those tables (with IFC adjusting those allocations as necessary so as to achieve whole numbers in each case).

        Section 3.06. Voluntary Prepayment. (a) Subject to Section 3.12 of this Agreement, the Borrower may at any time prepay the Loan in full without notice and, in case of partial prepayment on not less than thirty (30) days' notice to IFC and on any Interest Payment Date, all or any part of the Loan; in all cases without premium or penalty, provided that:

        (i) the Borrower simultaneously pays all accrued interest and Maintenance Amount (if any) on the amount of the Loan to be prepaid together with all other amounts then payable under this Agreement;

    (ii) for a partial prepayment, such prepayment is an amount not less than one million Dollars ($1,000,000) or other whole multiple of five hundred thousand Dollars ($500,000);

   (iii) if IFC so requires, the Borrower delivers to IFC, prior to the date of prepayment, evidence satisfactory to IFC that all governmental approvals necessary in respect of the prepayment have been obtained; and

    (iv) no more than nine (9) voluntary prepayments have been made during the life of the Loan.

        (b) If the Borrower becomes liable for, or reasonably believes that it will become liable for, any Maintenance Amount or any tax or other liability of the type described in Section 3.15, the Borrower may at such time, subject to
Section 3.12, but otherwise without notice, premium or penalty, and provided further that the limit regarding the number of prepayments set forth under sub-paragraph a(iv) above shall not apply in this case, prepay the part of the Loan giving rise to such liability.

        (c) Subject to subsection (b) above, IFC shall apply amounts prepaid under this Section:

              (i) pro rata between the A Loan, the B Loan and the C Loan in proportion to their respective principal amounts outstanding; provided however that the Borrower may elect to rateably prepay the A Loan and the C Loan in aggregate amounts not to exceed, regarding each of the A Loan and the C Loan, the aggregate amount of the principal repayment installments maturing on January 15, 2004, July 15, 2004 and January 15, 2005, without having to make a rateable prepayment of the B Loan;

             (ii)    within each of the A Loan, the B Loan and the C

                     Loan, subject to the proviso in clause (i) above, to the outstanding repayment installments of the Loan on a pro rata basis; and

          (iii) furthermore, unless otherwise specified by the Borrower at the time it gives notice of its intention to prepay as specified in this Section, voluntary prepayments shall be used to reduce outstanding Guaranteed Portion and Non-Guaranteed Portion rateably.

        (d) Upon delivery of a notice in accordance with subsection (a) or (a) and (c) above, as the case may be, the Borrower shall make the prepayment in accordance with the terms of that notice.

        (e) The Borrower may not request disbursement of amounts prepaid under this Agreement.

        Section 3.07. Mandatory Prepayment: (a) If at any time after the Completion Date the Non-Guaranteed Life of Loan Ratio falls below 1.50 or the Non-Guaranteed Debt Service Coverage Ratio falls below 1.25, a portion of the Non-Guaranteed Portion of the Loan equal to the amount required to restore the Mandatory Ratios to the required levels shall become due and payable within thirty (30) days after the Mandatory Ratios Certification is issued, unless the Borrower and IFC shall agree in writing within that period on additional guarantees and/or security to cover or secure the repayment of the Non-Guaranteed Portion of the Loan.

        (b) To the extent any mandatory prepayments are required to meet the Non-Guaranteed Debt Service Coverage Ratio, the amounts prepaid will be applied to the principal installments in the order of their maturity.

        (c) To the extent any mandatory prepayments made are required to meet the Non-Guaranteed Life of Loan Ratio, such prepayments will be applied to the remaining repayments in inverse order of maturity.

        (d) Any mandatory prepayments shall be without premium or penalty and shall be applied to the Non-Guaranteed Portion of the Loan, and, within the Non-Guaranteed Portion of the Loan, pro rata to the A Loan, the B Loan, and the C Loan.

        Section 3.08. Fees. (a) The Borrower shall pay to IFC a commitment fee at the rate of one-half of one per cent (1/2%) per annum on that part of the Loan which from time to time has not been disbursed or canceled. The commitment fee shall:

       (i) begin to accrue, with respect to the A Loan, on June 11, 1995, and, with respect to the B Loan and the C Loan, on the date of the Participation Agreements;

      (ii) be pro rated on the basis of a 360-day year for the actual number of days elapsed; and

     (iii) be payable semi-annually, in arrears, on the Interest Payment Dates in each year, the first such payment with respect to the Loan to be due on July 15, 1995.

       (b)    The Borrower shall also pay to IFC:

              (i) a front-end fee for the A Loan of seventy five thousand Dollars ($75,000), equal to one per cent (1%) of the amount of the A Loan, to be paid within thirty (30) days after the date of this Agreement, but in any event prior to the date of the first A Loan Disbursement;

             (ii) a front-end fee for the B Loan of sixty-two thousand five hundred Dollars ($62,500) and a front-end fee for the C Loan of thirty-seven thousand five hundred Dollars ($37,500), equal to one per cent (1%) of the amount of the B Loan and the C Loan, respectively, to be paid within thirty (30) days after the date of the Participation Agreements, but in any event prior to the date of the first B Loan and C Loan Disbursements;

            (iii) an arranging fee of forty thousand Dollars ($40,000), equal to four-tenths of one per cent (0.4%) of the amount of the B Loan and the C Loan, to be paid within thirty (30) days after the date of the Participation Agreements, but in any event prior to the first B Loan and C Loan Disbursements;

             (iv) a syndication fee of one hundred thousand Dollars ($100,000), equal to one per cent (1%) of the amount of the B Loan and the C Loan, to be paid within thirty (30) days after the date of the Participation Agreements, but in any event prior to the first B Loan and C Loan Disbursements; and

              (v) an annual loan administration fee of two thousand five hundred Dollars ($2,500) per Participant, the first such payment being due on the first Interest Payment Date after the date of the first Participation Agreement, and subsequent payments being due on the first Interest Payment Date of each year for as long as any amount due under the B Loan or the C Loan remains outstanding. The loan administration fee shall be paid in arrears and pro rated over the applicable period and applicable number of Participants from the date of each Participation Agreement.

        Section 3.09. Payments in Dollars. (a) The Borrower shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in Dollars, in same day funds, at Northern Trust International Banking Corporation, New York, N.Y., or at such other bank in New York as IFC from time to time designates.

        (b) The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than Dollars does not novate, discharge or satisfy the obligation of the Borrower to pay in Dollars all amounts payable under this Agreement except to the extent IFC actually receives Dollars in its account in New York.

        (c) If a currency other than Dollars is tendered or paid (or recovered under any judgment) and the amount IFC receives at its designated account in New York falls short of the full amount of Dollars owed to IFC, then the Borrower shall continue to owe IFC, as a separate obligation, the amount of the shortfall (regardless of any judgment for any other amounts due under this Agreement).

        (d) Notwithstanding subsections (a) through (c) above, IFC may require the Borrower to pay (or reimburse IFC) in any currency other than Dollars for:

              (i)    any taxes and other amounts payable under Section 6.05; and

             (ii)    any fees, costs and expenses payable under Section 8.03.

to the extent those taxes, amounts, fees, costs, and expenses are payable in that other currency.

        Section 3.10. Allocation of Partial Payments. If IFC at any time receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply such payment in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

        Section 3.11. Maintenance Amount. On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which IFC from time to time notifies to the Borrower as being the aggregate Maintenance Amount of IFC and each Participant accrued and unpaid prior to that Interest Payment Date.

        Section 3.12. Funding Costs. (a) If the Borrower:

        (i) fails to pay any amount due under this Agreement on its due date, or to borrow in accordance with a request for disbursement made pursuant to Section 3.02 or to prepay in accordance with a notice of prepayment; or

       (ii) prepays all or any portion of the Loan on a date other than an Interest Payment Date;

and as a result IFC or any Participant incurs any cost, expense or loss, then the Borrower shall immediately pay to IFC the amount which IFC notifies to the Borrower as being the aggregate net amount of those costs, expenses and losses incurred.

       (b) For the purposes of this Section, "costs, expenses or losses" include any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense to liquidate or obtain third party deposits or borrowings in order to make, maintain or fund all or any part of the Loan (but in the case of a late payment, after taking into account any additional interest received under Section 3.04).

        Section 3.13. Suspension or Cancellation of Disbursements by IFC. (a) IFC may, by notice to the Borrower, suspend or cancel the right of the Borrower to Disbursements of the Loan:

       (i) if the first Disbursement has not been made by September 30, 1995, or such other date as the parties agree;

      (ii) if any Event of Default has occurred and is continuing, or if the Event of Default specified in Section 7.02 (d) is, in the reasonable opinion of IFC, imminent;

     (iii) if at any time in the reasonable opinion of IFC, there exists any situation which, together with all other facts and circumstances regarding the Borrower, indicates that performance by the Borrower of any of its material obligations under this Agreement cannot be expected; or

      (iv)    on or after July 1, 1996.

        (b) Upon the giving of any such notice, the right of the Borrower to disbursement of the undisbursed part of the Loan shall be suspended or cancelled as the case may be. The exercise by IFC of its right of suspension does not preclude IFC from exercising its right of cancellation, either for the same or any other reason. A suspension does not limit any other provision of this Agreement.

        Section 3.14. Cancellation by the Borrower. The Borrower may, by notice to IFC, irrevocably request IFC to cancel, in whole or in part, the undisbursed portion of the Loan on the date specified in such request (which shall be an Interest Payment Date no earlier than 20 Business Days after the date of the request). If IFC is reasonably satisfied that the Borrower has sufficient long-term funding available, on terms satisfactory to IFC, to satisfy the Financial Plan, and IFC receives, in the case of a cancellation prior to the first Disbursement, all fees payable under Section 3.08 prior to the first Disbursement and all other amounts then due and payable under this Agreement on or before that Interest Payment Date, IFC shall cancel the relevant portion of the Loan, as requested by the Borrower, effective as of that Interest Payment Date, provided that in case of partial cancellation, the undisbursed portion of the A Loan, the B Loan and the C Loan shall be cancelled pro rata to their respective undisbursed balances.

       Section 3.15. Taxes. (a) The Borrower shall pay or cause to be paid all present and future taxes, duties, fees and other charges of whatsoever nature, if any, now or in the future levied or imposed by the Government or by any Authority of the Republic or by any organization of which the Republic is a member, or any jurisdiction through or out of which a payment is made, or the jurisdiction of incorporation of the Borrower, on or in connection with the payment of any and all amounts due under this Agreement.

        (b) All payments of principal, interest and other amounts due under this Agreement shall be made without deduction for or on account of any such taxes, duties, fees or other charges.

        (c) If the Borrower is prevented by operation of law or otherwise from making or causing to be made such payments without deduction, the principal or (as the case may be) interest or other amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any such taxes, duties, fees or other charges payable on amounts payable by the Borrower under this subsection) had such payments been made without such deduction.

        (d) If subsection (c) above applies and IFC so requires, the Borrower shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within thirty (30) days of the date of payment.

        (e) Subsections (a) and (b) above do not apply to taxes, duties, fees and other charges which directly result from a Participant having its principal office in the Republic or having or maintaining a permanent office or establishment in the Republic, if and to the extent that permanent office or establishment acquires the relevant Participation.

        Section 3.16. Illegality of Participation. If, after the date of this Agreement, any change is made in any applicable law or regulation or official directive, or its interpretation or application by any Authority charged with its administration makes it unlawful for any Participant to continue to maintain or to fund its Participation, then the Borrower shall, upon request by IFC (but subject to the approval of the BCEAO, which the Borrower agrees to take all reasonable steps to obtain as quickly as possible, if such approval is then required), prepay on the next Interest Payment Date (or upon such earlier date as IFC may advise the Borrower is the latest day permitted by the relevant change of law, regulation or official directive or relevant interpretation or application in which case Section 3.12 shall apply) in full that part of the B Loan or the C Loan which IFC advises corresponds to that Participation, together with all accrued interest and Maintenance Amount (if any) on that part of the B Loan or the C Loan. In addition, upon receipt of such request from IFC, the Borrower will have no further right to disbursement of the part of the B Loan or the C Loan corresponding to that Participation.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

        Section 4.01. Letter of Information. The Borrower confirms the representations contained in the Letter of Information as if they had been fully set out in, and made as of, the date of this

Agreement.

        Section 4.02. Other Representations. The Borrower also represents that:

        (a) it is a company duly organized under the laws of the Cayman Islands and has the corporate power to own its assets, conduct its business as presently conducted and to enter into, and perform its obligations under, the Project Documents and the Financing Agreements to which it is a party or will, in the case of any Project Documents or Financing Agreements not executed as at the date of this Agreement, when those Project Documents or Financing Agreements are executed, have the corporate power to enter into and perform its obligations under those Project Documents and Financing Agreements.

        (b) each Project Document or Financing Agreement to which it is a party has been, or will be, duly authorized and executed by the Borrower and constitutes, or will, when executed, constitute, a valid and legally binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights;

        (c) neither the making of any Financing Agreement to which it is a party nor (when all the consents referred to in Section 5.01 (h) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent (other than consents obtained) under, any indenture, mortgage, agreement or other instrument or arrangement to which the Borrower is a party or by which it is bound, or violate any of the terms or provisions of the Borrower's Memorandum or Articles of Association or any judgment, decree or order or any statute, rule or regulation applicable to the Borrower;

        (d) neither the Borrower nor any of its property enjoys any right of immunity from set-off, suit or execution in respect of its assets or its obligations under any Project Document or Financing Agreement.

        Section 4.03. IFC Reliance. (a) The Borrower acknowledges that it makes the representations in Sections 4.01 and 4.02 with the intention of inducing IFC to enter into this Agreement (and the Participants to enter into the Participation Agreements) and that IFC enters into this Agreement (and the Participants will enter into the Participation Agreements) on the basis of, and in full reliance on, each of such representations.

        (b) The Borrower warrants to IFC (for itself and on behalf of the Participants) that each of such representations is true and correct in all material respects as of the date of this Agreement and that none of them omits any matter the omission of which makes any of such representations misleading.

        Section 4.04. Rights and Remedies not Limited. IFC's rights and remedies in relation to any misrepresentation or breach of warranty on the part of the Borrower are not prejudiced:

        (a) by any investigation by or on behalf of IFC or the Participants into the affairs of the Borrower;

        (b) by the execution or the performance of this Agreement or the Participation Agreements; or

        (c) by any other act or thing which may be done by or on behalf of IFC (or the Participants) in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

                                    ARTICLE V

                           CONDITIONS OF DISBURSEMENT

        Section 5.01. Initial Conditions. The obligation of IFC to make the first Disbursement is subject to the fulfillment, in a manner satisfactory to IFC, prior to or concurrently with the making of such first Disbursement, of the following conditions:

        (a) the Borrower has performed all of its obligations due to be performed under the Financing Agreements and has performed all of its respective obligations under the Project Documents, in each case due to be performed prior to the first Disbursement;

        (b) arrangements have been made with respect to the installation and operation of an accounting and cost control system satisfactory to IFC and for the appointment as Auditors of a firm of independent public accountants acceptable to IFC;

        (c) the Borrower has insured its properties and business in accordance with Section 6.03 and has provided to IFC copies of all insurance policies required to be in force as at the date of first Disbursement together with a certificate of the insurance broker or agent confirming that such policies are in effect or - in case that it should not be possible for the Borrower to provide copies of all insurance policies - a certificate from the respective insurer or insurers evidencing such insurance, all in form and substance satisfactory to IFC;

        (d) the Project Documents (except for the Letters of Understanding) and the Financing Agreements, each in form and substance satisfactory to IFC, have been entered into by all parties to them, have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of such agreements);

        (e) IFC has entered into Participation Agreements with Participants for the acquisition by them of Participations in an aggregate amount equal to the full amount of the B Loan and the C Loan and those commitments are in full force and effect;

        (f) the Memorandum and Articles of Association of the Borrower are in form and substance satisfactory to IFC;

        (g) the Security has been duly created and perfected/registered as a first ranking Lien (except for Permitted Encumbrances and other Permitted Liens) on the Borrower's undivided ownership interest in all relevant Project assets, provided that the creation, registration and perfection of the mortgage on the MOPP and the storage tanker, if any, shall be a condition to be fulfilled not later than the Completion Date and shall not be a condition for the first disbursement of the Loan; and the Investors shall have acknowledged, in form and substance satisfactory to IFC, the seniority of the IFC claims under the Loan in case of any transfers of their Participation Interests as provided under Section
8.4 of the Joint Operating Agreement;

        (h) the Borrower has obtained, or made arrangements satisfactory to IFC for obtaining, all Authorizations and other necessary approvals or consents for:

            (i)      the Loan;

           (ii) the carrying on of the business of the Borrower as it is presently carried on and is contemplated to be carried on;

          (iii) the carrying out of the Project and the implementation of the Financial Plan;

           (iv) the due execution and delivery of, and performance under, the Project Documents, and any documents necessary or desirable in their implementation; and

            (v) the remittance to IFC or its assigns in Dollars of all monies payable in respect of the Financing
                     Agreements;

and has provided IFC with copies of these Authorizations certified as true and complete copies by the Borrower, if IFC so requires;

        (i) IFC has received a legal opinion or opinions, in form and substance satisfactory to it, from Maples and Calder as counsel for the Borrower regarding the organization, existence and operations of the Borrower and its authorized and subscribed capital stock;

        (j) IFC has received a legal opinion or opinions, in form and substance satisfactory to it, from Gide, Loyrette, Nouel (IFC's special counsel in France) and the Cabinet Elghozi-Ouangi (IFC's special counsel in Cote d' Ivoire):

            (i) the title of the Borrower to, or other interest of such Borrower in, the assets which are subject to the Security in Cote d'Ivoire;

           (ii) the authorization, execution, validity and enforceability of this Agreement, the Financing Agreements and the Project Documents in Cote d'Ivoire;

          (iii)      the compliance with all obligations referred to in Sections
                     3.15 and 6.05;

           (iv) the priorities or privileges, if any, that creditors of the Borrower, other than IFC, may have by reason of law;

            (v)      paragraphs (f), (g) and (h) hereinabove; and

other matters relating to the transactions contemplated by this Agreement as IFC reasonably requests;

       (k) IFC has received a legal opinion from Becker, Glynn, Melamed and Muffly, its special counsel in New York with regard to the New York law aspects of this Agreement and the Financing Agreements substantially in the form of Schedule 7 hereto and a separate legal opinion from Akin, Gump, Strauss, Hauer & Feld, L.L.P. in the form of Schedule 8 hereto;

       (l)    IFC has received:

               (i) reimbursement of fees and expenses of IFC's counsel as provided in Section 8.03; and

              (ii) the fees specified in Section 3.08 required to be paid on or before the date of the first Disbursement;

        (m) arrangements satisfactory to IFC have been made for appointment of an agent for service of process pursuant to Section 8.06;

        (n) IFC has received a copy of the authorization to the Auditors referred to in Section 6.01 (k);

        (o) IFC has received evidence, in the form of Schedule 3, of the authority of the Person or Persons who will, on behalf of the Borrower, sign the requests and certifications provided for in this Agreement, or take any other action or execute any other document required or permitted to be taken or executed by the Borrower under this Agreement, and the authenticated specimen signature of each such Person;

        (p) all requirements of IFC's Environment Division as set forth in the Environmental Assessment Report are satisfied prior to first disbursement;

        (q) all Designated Accounts shall have been established pursuant to the Designated Accounts Agreement; and

        (r) IFC shall have received satisfactory evidence from the Operator that the Project is in compliance with relevant Environmental Laws and arrangements satisfactory to IFC shall have been made for compliance of the Project with the recommendations of the Environmental Assessment Report.

        Section 5.02. Conditions of all Disbursements. The obligation of IFC to make any Disbursement is also subject to the conditions that:

        (a) no Event of Default and no Potential Event of Default has occurred and is continuing;

        (b) the proceeds of that Disbursement are, at the date of the relevant request, needed to reimburse the Borrower for part of, but no more than total, past costs incurred by the Borrower in the Project, or will be needed by the Borrower for the purpose of the Project within three (3) months of such date;

        (c) since the date of the Letter of Information, nothing has occurred which could reasonably be expected to materially and adversely affect the carrying out of the Project or the Borrower's business prospects or financial condition, or make it improbable that the Borrower will be able to fulfill any of its obligations under this Agreement; provided however that, for purposes of this subsection, the drilling of a single dry hole in the southern fault block of the Lion Field shall not be considered by itself to be an occurrence which will have a material adverse effect;

        (d) since the date of the latest Financial Statements attached to the Letter of Information, the Borrower has not incurred any material liability other than as contemplated under the Project Plan; provided however that, for purposes of this subsection, the drilling of a single dry hole in the southern fault block of the Lion Field shall not be considered by itself to be a material loss or liability; and

        (e) the representations and warranties confirmed or made in Article IV are true on and as of the date of that Disbursement with the same effect as if such representations and warranties had been made on and as of the date of that Disbursement, other than for (i) representations and warranties that relate to a specific date, and (ii) representations and warranties regarding matters that are the subjects of covenants set forth in this Agreement and the other Financing Agreements to the extent that the Borrower is in compliance with such covenants.

        Section 5.03. Additional Conditions for Loan. The obligation of IFC to make any Disbursement is also subject to the conditions that:

        (a) after giving effect to that Disbursement, the Borrower is not in violation of:

            (i)      its Memorandum or Articles of Association;

           (ii) any provision contained in any document to which the Borrower is a party (including this Agreement) or by which the Borrower is bound; or

          (iii) any law, rule or regulation directly or indirectly limiting or otherwise restricting the Borrower's borrowing power or authority or its ability to borrow; and

        (b) the proceeds of that Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country which is not a member of IFC or the World Bank or for goods produced in or services supplied from any such country.

        Section 5.04. Disbursement Restrictions. Notwithstanding any other provision of this Agreement, IFC is not obliged to make:

        (a) any B Loan Disbursement or C Loan Disbursement, except to the extent that the respective Participants provide funds for that B Loan Disbursement or C Loan Disbursement under their Participations; and

        (b) any Disbursement except pro rata from the A Loan, the B Loan and the C Loan.

        Section 5.05. Borrower Certification. At the time of each Disbursement request, the Borrower shall deliver to IFC:

        (a) as part of such request a certification, substantially in the form of Schedule 1, with respect to the conditions specified in Sections 5.02 and
5.03 expressed to be effective as of the date of the relevant Disbursement;

        (b) such evidence as IFC reasonably requests of the proposed utilization of the proceeds of the relevant Disbursement or the utilization of the proceeds of any prior Disbursement; and

        (c) if IFC requests, a legal opinion or opinions in form and substance satisfactory to IFC, of counsel acceptable to IFC, and concurred in by counsel for the Borrower, with respect to any matters relating to the relevant Disbursement requested.

        Section 5.06. Conditions for IFC Benefit. The conditions in Sections
5.01 through 5.05 are for the benefit of IFC and may be waived only by IFC at its sole discretion.

        Section 5.07. Saving of Rights. Unless IFC otherwise notifies the Borrower, and without limiting the generality of Section 8.11, the right of IFC to require compliance with any condition under this Agreement which IFC waives in respect of any Disbursement is preserved for the purposes of any subsequent Disbursement.

                                   ARTICLE VI

                              PARTICULAR COVENANTS

        Section 6.01. Affirmative Covenants. Unless IFC otherwise agrees, the Borrower shall:

        (a) conduct its business with due diligence and efficiency and in accordance with sound engineering financial and business practices;

        (b) carry out, and cause the Operator, to carry out the Project in accordance with the Project Plan and in full compliance with the Project Documents;

        (c) cause the proceeds of the Loan to be applied exclusively to the Project (including, but not limited to, repayment of Advances) and use its best efforts to cause the Completion Date to occur on or before June 30, 1996, and failing that, to cause the Completion Date to occur as soon as practicable thereafter;

        (d) maintain the accounting system and cost control system referred to in Section 5.01 (b), and maintain books of account and other records adequate to fairly present in all material respects the financial condition of the Borrower and the results of its operations (including the progress of the Project) in conformity with Accounting Principles consistently applied (except such changes as the Auditors may agree upon);

        (e) until the Completion Date:

            (i) except in connection with the first Restricted Payment, regarding which the Borrower will provide to IFC the satisfactory calculation in support of that payment not later than three days after the execution of this Agreement, the Borrower shall, at least 15 days prior to making any subsequent Restricted Payment, provide IFC with a satisfactory calculation in support of such planned Restricted Payment;

           (ii) not later than five Business Day after the end of each calendar month, provide IFC, or cause the Operator to provide IFC on behalf of the Borrower, with monthly Project progress reports regarding the previous month comprising a compilation of the pertinent weekly reports; and

          (iii) within 60 days after receiving a request from IFC, but in any event, not more than once in any Financial Year, provide IFC or cause the Operator to provide to IFC on behalf of the Borrower the Independent Engineer Report;

       (f)    throughout the life of the Project:

            (i) within sixty (60) days of the date of the last Operating Committee (as defined in the Joint Operating Agreement) meeting, provide IFC, or cause the Operator to provide to IFC on behalf of the Borrower the minutes of such Operating Committee meeting;

           (ii) starting as of September 30, 1995 provide IFC or cause the Operator to provide to IFC on behalf of the Borrower quarterly Project Operating Reports;

          (iii) starting as of December 31, 1995, provide or cause the Operator to provide to IFC on behalf of the Borrower annual, and if requested by IFC, semi-annual, Independent Consultant Reports. In the event that IFC does not request a semi-annual Independent Consultant Report, the Borrower will prepare or cause the Operator to prepare on behalf of the Borrower a Reserves Report; and

           (iv) by April 30 and October 31, provide IFC with a Mandatory Ratios Certification in a form satisfactory to IFC showing calculations of the Borrower s Net Operating Cash Flows, Non-Guaranteed Debt Service Coverage Ratios and Non-Guaranteed Life of the Loan Ratios for the Relevant Period commencing on January 1 and July 1 in each year, respectively, to be certified by the Borrower s chief financial officer;

        (g) As soon as available, but in any event within sixty (60) days after the end of the first half of any Financial Year, deliver to IFC:

            (i) two (2) copies of the Borrower's semi-annual unaudited statements in form satisfactory to IFC certified by the chief financial officer of the Borrower;

           (ii) a report on any factors materially affecting or which could materially and adversely affect the Borrower's business and operations or its financial condition; and

          (iii) a statement of any and all financial transactions exceeding, on an individual transaction basis, an amount of $50,000 equivalent, and in the aggregate, an amount of $500,000 equivalent in any Financial Year, between the Borrower and any Controlling Companies and a certification by the chief financial officer of the Borrower that those transactions were either (i) on terms not less favorable to the Borrower than would be available in an arms'-length transaction, or (ii) approved by the Investors pursuant to the Joint Operating Agreement; and a statement by the Borrower of any and all transfers of funds between the Borrower and the Operator;

        (h) as soon as available but in any event within one hundred and twenty
(120) days after the end of each Financial Year, deliver to IFC:

            (i) two (2) copies of its complete Financial Statements for such Financial Year (which are in agreement with its books of account) together with an audit report on them, all in form satisfactory to IFC;

           (ii) a copy of any Management Letter or other communication from the Auditors to the Borrower or to its management commenting, with respect to such Financial Year, on, among other things, the adequacy of the Borrower's financial control procedures and accounting systems and management information system;

          (iii) a certification by the chief financial officer of the Borrower, that, based on the Borrower's Financial Statements, the Borrower was in compliance with the financial covenants contained in Section 6.02 as of the end of the relevant Financial Year or, as the case may be, detailing any non-compliance;

           (iv) a statement of any and all financial transactions exceeding, on an individual transaction basis, an amount of $50,000 equivalent, and in the aggregate, an amount of $500,000 equivalent in any Financial Year between the Borrower and any Controlling Companies during such Financial Year and a certification by the chief financial officer of the Borrower that those transactions were either
                     (i) on terms not less favorable to the Borrower than would be available in an arms'-length transaction, or (ii) approved by the Investors pursuant to the Joint Operating Agreement; and a statement by the Borrower of any and all transfers of funds between the Borrower and the Operator;

              (v) a report by the Borrower on any factors materially affecting or which might materially affect the Borrower's business and operations or its financial condition;

        (i) deliver to the Government promptly upon receiving notice thereof, notice of any change that would materially and adversely affect the implementation of the Security;

        (j) deliver to IFC promptly following receipt a copy of any Management Letter or other communication sent by the Auditors or any accountants retained by the Borrower to the Borrower or its management in relation to the Borrower's financial, accounting and other systems, management or accounts if not provided pursuant to subsection (h) (ii) above;

        (k) authorize, in the form of Schedule 4, the Auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with IFC at any time regarding the Borrower's accounts and operations and furnish to IFC a copy of such authorization;

        (l) promptly notify IFC by facsimile and provide the agenda of the meeting not less than thirty (30) days before any meeting of its shareholders;

        (m) promptly deliver to IFC two (2) copies of:

            (i) all notices, reports and other communications of the Borrower to its shareholders; and

           (ii)      the minutes of all shareholders' meetings;

        (n) promptly provide to IFC such information as IFC from time to time requests about the Borrower, its assets and the Project;

        (o) permit representatives of IFC to visit any of the premises where the business of the Borrower is conducted and to have access to its books of account and records during normal office hours and at IFC's risk and expense;

        (p) promptly notify IFC of any proposed change in the nature or scope of the Project or the business or operations of the Borrower and of any event or condition which might materially and adversely affect the carrying out of the Project or the carrying on of the Borrower's business or operations;

        (q) promptly notify IFC by facsimile as soon as it becomes aware of any litigation or administrative proceedings before any Authority or arbitral body which materially and adversely affects or may have a material and adverse effect on the Borrower, its assets or the Project or on the ability of the Borrower to perform and observe its obligations under any Project Document or any Financing Agreement;

        (r) cause the Operator to design, construct, operate and maintain all of its plant, equipment and facilities in accordance with the recommendations in the Environmental Assessment Report and in compliance with applicable environmental, occupational health and safety requirements of the Government and the local authorities and applicable World Bank policies and environmental, occupational health and safety guidelines substantially as set forth in the

Environmental Assessment Report;

        (s) within ninety (90) calendar days after the end of each Financial Year, deliver to IFC or cause the Operator to deliver to IFC on behalf of the Borrower an annual Environmental Monitoring Report, based on the requirements outlined in the Environmental Assessment Report, confirming compliance with the applicable requirements, standards, World Bank policies and guidelines referred to in subsection (r) above or, as the case may be, detailing any non-compliance together with the action being taken to ensure compliance;

        (t) if KPMG Peat Marwick LLP ceases to be the auditor of the Borrower for any reason, appoint and maintain as the auditor of the Borrower another firm of independent public accountants satisfactory to IFC and, within thirty (30) days after such appointment, deliver to IFC a copy of an authorization to such firm in the form of Schedule 4;

        (u) obtain and maintain in force (or where appropriate, promptly renew), or cause the Operator to obtain and maintain (or where appropriate, promptly renew), all Authorizations necessary for carrying out the Project and the Borrower's business and operations generally;

        (v) perform and observe, or cause the Operator to perform and observe, all the conditions and restrictions contained in, or imposed on the Borrower by, any such Authorizations;

        (w) from time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by IFC for perfecting or maintaining in full force and effect the perfection of the Security or for re-registering the Security or to otherwise comply with the Borrower's obligations under the Financing Agreements;

        (x) following the Completion Date, use Project Cash, or if necessary, Clawback Payments, to maintain the Reserve Amount in the Retention Account;

        (y) ensure that the Borrower's share of all Petroleum (other than that consumed or reinjected in the course of the ordinary operation of the Project, and excluding the portion of Petroleum corresponding to the Republic's share of Remaining Production under the Production Sharing Contract) (i) is sold or disposed of under the Offtake Agreements and (ii) after the Completion Date, is processed in the MOPP;

        (z) pay, and cause the purchasers under the Offtake Agreements to pay, into the Offshore Account all Project Cash received in Dollars or any currency other than CFA, such funds to be available to and used by the Borrower only as permitted by the Financing Agreements;

        (aa) pay, and cause the purchasers under the Offtake Agreements to pay, into the Local Account all Project Cash received or required to be paid in CFAs, such funds to be available to and used by the Borrower only as permitted by the Financing Agreements;

        (bb) promptly convert into Dollars any Project Revenues received in CFA (except for CFA requirements for operations on Block CI-11) or any currencies other than Dollars and transfer such Dollars to the Offshore Account;

        (cc) promptly convert or cause to be converted into Dollars any non-cash consideration received from any sale of Petroleum or from any partial or total expropriation, or similar event related to the Project;

        (dd) use Project Cash only for Permitted Expenditures or as otherwise permitted under this Agreement;

        (ee) prepare its corporate accounts in Dollars and otherwise in accordance with Accounting Principles;

        (ff) except in case of Permitted Farm-outs, take adequate action to preserve and protect its Participating Interest in the Production Sharing Contract and in any related Project Documents; and

        (gg) maintain in place at all times satisfactory contractual arrangements regarding the transportation, marketing and if there is hedging, hedging, of all Crude Oil produced from Block CI-11.

        Section 6.02. Negative Covenants. Unless IFC otherwise agrees, the Borrower shall not:

        (a) declare or pay any dividend or make any distribution (excluding repayment of Advances) in the capital stock of, or purchase, redeem or otherwise acquire any shares in the capital of the Borrower or any option over them, if an Event of Default or Potential Event of Default has occurred and is continuing;

        (b) declare or pay any dividend or make any distribution (excluding repayment of Advances) on its shares (other than dividends or distributions payable in shares of the Borrower), or purchase, redeem or otherwise acquire any shares of the Borrower or any option over them unless:

            (i)      all Advances received by the Borrower have been repaid; and

           (ii) after giving effect to such action the Borrower would meet all necessary requirements for making any Restricted Payments, as set forth hereinbelow.

        (c) prior to the Completion Date, make any Restricted Payments, unless the Borrower is current in all payments of principal, interest and any other amounts due to the IFC under the Loan Agreement, and then only after providing to IFC satisfactory calculations, at least 15 days prior to the intended payment date (except in connection with the first Restricted Payment, regarding which the Borrower will provide to IFC the satisfactory calculation in support of that payment not later than the date of the request for first Disbursement if the intended date for such first Restricted Payment is prior to 15 days after the execution of this Agreement) showing that after making such payment:

       (A) the Trustee has (or, in the case of the first Restricted Payment, will have) in the Retention Account an amount to be not less than the Reserve Amount; and

       (B)   (CB + UL) equal to or greater than (RA + SRE)

where:

        "CB" is the cash balance (including any investments thereof) held in the Designated Accounts.

        "UL" is the total undisbursed amount of the Loan available to the Borrower.

        "RA" is the Reserve Amount; and

        "SRE" is the Borrower's share of remaining expenditures to complete the Project.

        Provided that, for purposes of calculating Restricted Payments: (A) SRE shall equal the Borrower's share of Estimated Project Costs less the Borrower's share of Project costs paid through the date the Restricted Payment is made; (B) Estimated Project Costs shall be deemed to be equal to $202,400,000 equivalent on the Starting Date, and shall be reduced by $4,000,000 equivalent at the end of each 90-day period following the Starting Date, with the total reductions not to exceed a total of $16,000,000 equivalent. However, no reductions shall be made unless the Borrower shall have provided to IFC in writing, at least fifteen days prior to the end of each 90-day period following the Starting Date, a written certification that to the best of its knowledge, nothing has happened, nor is there anything that has come to the Borrower's attention that makes it likely to happen, that would cause total Project costs to exceed an aggregate amount of $186,400,000 equivalent.

        (d) subsequent to the Completion Date, make any Restricted Payment except from Excess Cash Flow, and then, only if:

            (i) the Borrower shall not be in default in payment of any principal, interest or other amount then due under this Agreement; and

           (ii) after making such payment, the following conditions are met:

                     (A) the Non-Guaranteed Debt Service Coverage Ratio would not be less than 1.5;

                     (B) the Non-Guaranteed Life of Loan Ratio would not be less than 1.7; and

              (C)    the Trustee has the Reserve Amount in the Retention
                     Account;

        (e) in any Financial Year, incur expenditures or commitments for expenditures other than those required to meet the cash calls of the Operator for carrying out the Project, and those necessary to drill exploratory wells and develop additional discoveries on Block CI-11, provided however that the latter shall only be financed out of (i) Excess Cash Flow, (ii) Advances, (iii) equity contributions from Controlling Companies, and (iv) Indebtedness approved by IFC;

        (f) incur, assume or permit to exist any Indebtedness except:

            (i)      the Loan;

           (ii) any Purchase Money Financing not exceeding at any one time outstanding the equivalent of $12,000,000 before the Completion Date and $6,000,000 after the Completion Date, including Purchase Money Financing incurred by the Operator on behalf of the Investors;

          (iii) Indebtedness incurred in the ordinary course of business including trade accounts payable within 90 days, performance bonds (if and when required under the Production Sharing Contract), letters of indemnity or performance guarantees as required under the Offtake Agreements, accrued liabilities and letters of credit obtained for purposes of acquiring Project Facilities;

           (iv)      Advances;

            (v)      Indebtedness secured by Permitted Encumbrances; and

           (vi) Indebtedness permitted under Section 6.02(g) of this Agreement;

       for the purpose of this subsection, any Indebtedness incurred or which may be contingently incurred under any arrangement for discounting any trade receivables or in respect of Purchase Money Financing shall be deemed not to be Indebtedness incurred in the ordinary course of business, and shall be permitted only to the extent provided in paragraph
       (ii) above and in paragraph (h)(iv) below;

       (g) enter into any agreement or arrangement to guarantee or, in any way or under any condition, to become obligated for all or any part of any financial or other obligation of another Person, except for (i) guarantees undertaken by the Operator on behalf of the other Investors pursuant to the Joint Operating Agreement, and

(ii) endorsements for collection or deposit in the ordinary course of business;

        (h) create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower, except:

            (i)      the Security;

           (ii) the naming of IFC as loss payee under the Borrower's insurance policies;

          (iii) any tax or other statutory Lien, provided that such Lien is discharged within thirty (30) days after the date it is created or arises (unless contested in good faith by the Borrower, in which case it shall be discharged within thirty (30) days after final adjudication);

           (iv) Liens securing Purchase Money Financing permitted under this Agreement;

            (v)      Permitted Encumbrances;

           (vi) loss payee designations and similar arrangements under insurance policies in favor of lessors under operating leases permitted under this Agreement;

          (vii) bankers' Liens on the Designated Accounts, to the extent permitted by the Designated Accounts Agreement;

        (i) except in connection with transactions not exceeding an annual aggregate amount of $50,000 equivalent, enter into any transactions except in the ordinary course of business on the basis of arms'-length arrangements, including, without limitation, arrangements whereby the Borrower might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products;

        (j) establish any sole and exclusive purchasing or sales agency, other than as agreed under the Project Documents;

        (k) other than as provided under the Production Sharing Contract, the Joint Operating Agreement, and the Permitted Encumbrances, enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower's income or profits are, or might be, shared with any other Person;

        (l) other than as agreed under the Joint Operating Agreement, enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person;

        (m) form or have any Subsidiary;

        (n) make or permit to exist loans or advances, or deposits, except for
(i) deposits in the ordinary course of business and then only in the Designated Accounts, (ii) Permitted Investments, (iii) receivables owed by Investors to the Operator under the Joint Operating Agreement, (iv) employee advances not exceeding an aggregate outstanding amount of $50,000 at any time made in the ordinary course of business, and (v) loans or advances to UMIC-CI under Sections 3.2, 3.3 and 5.1(d) of the Acquisition Agreement dated May 17, 1993, by and between UMIC-CI and GNR-CI;

        (o) change its Memorandum or Articles of Association in any manner which would be inconsistent with the provisions of any Project Document;

        (p) change its Financial Year;

        (q) change the nature of its business or operations or change the nature or scope of the Project;

        (r) sell, transfer, lease or otherwise dispose of all or a substantial part of its assets (whether in a single transaction or in a series of transactions, related or otherwise), other than: (i) Petroleum, (ii) assets no longer used in the ordinary course of business, (iii) Permitted Investments,
(iv) Restricted Payments and (v) transactions permitted under Section 6.02(n) of this Agreement;

        (s) undertake or permit any merger, consolidation or reorganization;

        (t) terminate any of the Financing Agreements or the Project Documents or amend or grant any waiver in respect of any provision of any Financing Agreement or Project Document;

        (u) enter into any agreement or arrangement to acquire by operating leases the use of any property or equipment of any kind, except operating leases in respect of which the aggregate lease payments do not exceed the equivalent of $8,000,000, including obligations incurred by the Operator on behalf of the Investors, in any Financial Year;

        (v) use the proceeds of any Disbursement in the territories of any country which is not a member of IFC or the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from those territories;

        (w) [intentionally deleted];

        (x) except in relation to Permitted Farm-outs, dispose of all or part of the Borrower's interests in the Project Facilities or of any of its rights or interest in respect of the Project;

        (y) except in relation to: (i) Permitted Farm-Outs and (ii) reassignment of the Participating Interests (subject to the Security) as provided under the Joint Operating Agreement, agree to the acquisition by any Person of any rights or interest of the Borrower in the Project;

        (z) permit any of the Project Facilities to be used for purposes other than the implementation of the Project except for incidental non-material uses, provided however that third parties and/or investors in Block CI-12 may lease Project Facilities (eg., the MOPP and/or pipeline capacity) on terms and conditions agreed by all Investors, if the leasing of these facilities does not materially affect production operations on Block CI-11 and/or reduce production levels in the Lion and the Panthere Fields;

        (aa) except as provided under the Production Sharing Contract in connection with Petroci, carry any other Person's expenditure obligation related to the Project (or hold such other Person's interest in the Project in trust for such other Person);

        (bb) abandon the Lion Field or the Panthere Field or any of the Project Facilities unless it has demonstrated to the satisfaction of the IFC that the Lion Field or the Panthere Field or the relevant Project Facilities are no longer economically viable;

        (cc) permit any of its other business operations and activities, other than the Project, to have, directly or indirectly, any adverse effect on the Project, or the Borrower's ability to fulfill its obligations under the Financing Agreements; and

        (dd) open any bank accounts other than the Designated Accounts.

        Section 6.03. Insurance. Unless IFC otherwise agrees, the Borrower shall:

        (a) timely insure, renew the insurance policies, replace the insurance companies and keep insured, and cause the Operator to timely insure, renew the insurance policies, replace the insurance companies and keep insured at all times, with financially sound and reputable insurer or insurers all its assets which can be insured against all insurable losses on a reinstatement basis utilizing current full replacement values, including, without limitation, construction all risks, ocean marine, property all risks, operators extra expense, machinery breakdown, business interruption, public/third party liability, product liability, workers' compensation, employers liability, and any insurance required by law with the overall liability coverage to be not less than one hundred million Dollars ($100,000,000);

        (b) punctually pay any premium, commission and any other amount necessary for effecting and maintaining in force each insurance policy;

        (c) ensure that every insurance policy on its assets and for business interruption cannot be terminated by the insurer for any reason (including failure to pay the premium or any other amount) unless both IFC and the Borrower receive at least thirty (30) days notice;

        (d) ensure that every insurance policy on its assets which are the subject of Security and for business interruption names IFC as loss payee for any claim in excess of $1,000,000;

        (e) ensure that IFC and all contractors working at the Project site are named as additional named insured on all liability policies;

        (f) not do or omit to do, or permit to be done or not done, anything which might prejudice the Borrower's right to claim or recover under any insurance policy;

        (g) deliver to IFC:

            (i) not less than ten (10) days prior to the expiry date of any insurance policy (or, for insurance with multiple renewal dates, within ten (10) days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, insurance broker or agent confirming the renewal of that policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy's issue date or last renewal and confirmation from the insurer that provisions naming IFC as loss payee remain in effect;

           (ii) within thirty (30) days after any insurance policy is issued to the Borrower, a copy of that policy incorporating any loss payee provisions required under subsection (d) above (unless that policy has been provided to IFC pursuant to Section 5.01(c)); and

          (iii) any other information or documents on each insurance policy IFC requests;

        (h) not vary, rescind, terminate, cancel or cause a material change to any insurance policy, except as permitted under 6.03(a);

        (i) notify IFC as soon as possible of any event entitling the Borrower to claim for an aggregate amount exceeding the equivalent of $1,000,000 under any one or more insurance policies; and

        (j) promptly notify the relevant insurer of any claim by the Borrower under any policy written by that insurer and diligently pursue that claim.

       Section 6.04. Application of Insurance Proceeds. (a) IFC may, at its discretion, remit the proceeds of any insurance paid to it to the Borrower or may apply such proceeds to prepay all or any part of the Loan and to pay all other amounts owing under this Agreement in accordance with Section 3.07, provided that there shall be no minimum amount or notice period for any such prepayment.

        (b) The Borrower shall use any insurance proceeds it receives for loss of or damage to any asset solely either to replace or repair that asset or to acquire such other assets as the Investors or the Operator may decide to acquire in lieu of the lost or damaged asset pursuant to the provisions of the Joint Operating Agreement, provided however that any new assets so acquired shall, at the earliest possible opportunity, be incorporated to the secured collateral and become subject to the Security.

        Section 6.05. Document Taxes. Subject to Section 3.15 (e):

       (i) the Borrower shall pay all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Financing Agreements; and

      (ii) the Borrower shall, upon notice from IFC, reimburse IFC or its assigns for any such taxes, duties, fees or other charges paid by IFC or its assigns.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

        Section 7.01. Acceleration after Default. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrower, require the Borrower to repay the Loan or such part as is specified in that notice. On receipt of any such notice, the Borrower shall immediately repay the Loan (or that part of the Loan specified in that notice) and all interest accrued on it and any other amounts then payable under this Agreement. The Borrower waives any right it might have to further notice, presentment, demand or protest in respect of that demand for immediate payment.

        Section 7.02. Events of Default. It is an Event of Default if:

        (a) the Borrower fails to pay when due any part of the Loan or to pay any interest on the Loan and any such failure continues for a period of five (5) days;

        (b) the Borrower fails to observe or perform any of its obligations under this Agreement (other than for the payment of principal or interest) or any other Financing Agreement, or any of the Sponsors fails to observe any of its obligations under the Share Retention, Guarantee and Clawback Agreement, or the Trustee fails to observe any of its obligations under the Designated Accounts Agreement, or any of the insurers fails to observe or perform any of its obligations under the Insurance Agreements, and any such failure continues for a period of thirty (30) days after IFC notifies the Borrower of that failure in writing;

        (c) any representation or warranty confirmed or made in the Letter of Information, in Article IV in connection with the execution and delivery of this Agreement, in connection with any request for Disbursement under this Agreement or in any other Financing Agreement, is found to be incorrect in any material respect;

        (d) any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of the Borrower or of its share capital, or assumes custody or control of such property or other assets or of the business or operations of the Borrower or of its share capital, or takes any action for the dissolution or disestablishment of the Borrower or any action that would prevent the Borrower or its officers from carrying on all or a substantial part of its business or operations;

        (e) a decree or order by a court is entered against the Borrower or, so long as any Guaranteed Portion or Clawback Obligation remains outstanding, any of the Sponsors:

            (i) adjudging the Borrower or such Sponsor bankrupt or insolvent;

           (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or in respect of, the Borrower, or such Sponsor under any applicable law;

          (iii) appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or such Sponsor or of any substantial part of their property or other assets; or

           (iv)      ordering the winding up or liquidation of its affairs;

or any petition is filed seeking any of the above and is not dismissed within thirty (30) days;

        (f) the Borrower or, so long as any Guaranteed Portion or Clawback Obligation remains outstanding, any of the Sponsors:

            (i) requests a moratorium or suspension of payment of debts from any court;

           (ii) institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

          (iii) consents to the institution of bankruptcy or insolvency proceedings against it;

           (iv) files a petition or answer or consent seeking reorganization or relief under any applicable law, consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or such Sponsor of any substantial part of its property;

            (v)      makes a general assignment for the benefit of creditors; or

           (vi) admits in writing its inability to pay its debts generally as they become due or otherwise becomes insolvent;

        (g) an attachment or analogous process is levied or enforced upon or issued against any of the assets of the Borrower or, so long as any Guaranteed Portion or Clawback Obligation remains outstanding, any of the Sponsors and is not discharged within thirty (30) days;

        (h) any other event occurs which under any applicable law would have an effect analogous to any of those events listed in subsections (e), (f) and (g) above;

        (i) the Borrower fails to pay any of its Indebtedness (other than the Loan) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Indebtedness of the Borrower, in excess of an aggregate amount of $100,000 at any one time outstanding, and such failure continues for more than any applicable period of grace;

        (j) any Authorization necessary for the Borrower to perform and observe its obligations under any Financing Agreement is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be of full force and effect, including in respect of the remittance to IFC or its assigns in Dollars of any amounts payable under any Financing Agreement and is not restored or reinstated within thirty (30) days of written notice by IFC to the Borrower requiring that restoration or reinstatement;

        (k) any Financing Agreement is revoked, terminated or ceases to be in full force and effect or, in the case of the Security, to provide the security intended, without, in each case, the prior consent of IFC, or performance of the obligations under any such document becomes unlawful or any such document is declared to be void or is repudiated or its validity or enforceability at any time is contested by any Person and the provision is not restored or replaced by a provision acceptable to IFC, or such repudiation or challenge withdrawn within thirty (30) days of IFC's written notice to the Borrower requiring that restoration, replacement or withdrawal.

        (l) any of the Project Documents:

            (i) is breached by any party to it and such breach may have a material adverse effect on the ability of the Borrower to perform and observe its obligations under any Financing Agreement; provided that the Borrower shall enjoy an additional period of thirty (30) days after becoming aware of the breach to cure such breach; or

           (ii) is revoked, terminated or ceases to be in full force and effect without the prior consent of IFC, or performance of the obligations under any such agreement becomes unlawful or any such agreement is declared to be void or is repudiated or its validity or enforceability at any time is contested by any party to it and is not restored or reinstated within thirty (30) days of notice by IFC to the Borrower requiring that restoration or reinstatement; and

        (m) so long as any Guaranteed Portion or Clawback Obligation remains outstanding, any of the Sponsors fails to pay any of its Sponsors' Indebtedness or fails to perform any of its obligations under any agreement (other than failure to make any payments or meet any obligations under the Share Retention, Guarantee and Clawback Agreement) pursuant to which there is outstanding any of its Sponsors' Indebtedness in excess of an aggregate amount of $5,000,000 at any one time outstanding, if as a result of such failure the holder of that Sponsors' Indebtedness would be entitled upon notice, or the expiration of any applicable period of grace, or both, to demand immediate payment of the amount in arrears and/or the outstanding balance of such Sponsors' Indebtedness.

        Section 7.03. Bankruptcy. If the Borrower is liquidated or declared bankrupt, the Loan, all interest accrued on it and any other amounts payable under this Agreement will become promptly due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower waives.

        Section 7.04. Notice of Events. If any Event of Default or Potential Event of Default happens, the Borrower shall promptly after becoming aware thereof notify IFC by facsimile specifying the nature of such Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it.

                                  ARTICLE VIII

                                  MISCELLANEOUS

        Section 8.01. Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Such notice, request or other communication may be delivered by hand, airmail, or facsimile to the party's address specified below or at such other address as such party notifies to the other party from time to time and will be effective upon receipt.

       For the Borrower:

              GNR (Cote d'Ivoire) Ltd.
              c/o Global Natural Resources, Inc.
              5300 Memorial Drive
              Suite 800

              Houston, Texas 77007-8295

              Attention:  Sr. Vice-President Finance

              Facsimile:  713-951-9395

       For IFC:

              International Finance Corporation
              1818 H Street, N.W.
              Washington, D.C. 20433
              United States of America

              Attention:  Director, Oil, Gas and Mining Department

              Facsimile:

                   202-334-0230
                   202-676-9648

        Section 8.02. English Language. All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English satisfactory to IFC certified by a representative of the Borrower, which translation shall be the governing version between the Borrower and IFC.

        Section 8.03. Expenses. The Borrower shall pay to IFC or as IFC may direct:

        (a) the fees and expenses of the Independent Consultant and Independent Engineer and/or any other consultants employed by IFC incurred in connection with the investment by IFC provided for under this Agreement;

        (b) the fees and expenses of IFC's outside counsel incurred in connection with:

            (i) the preparation of the investment by IFC provided for under this Agreement.

           (ii) the preparation and/or review, execution and, where appropriate, registration of the Financing Agreements and any other documents related to them.

          (iii) the giving of any legal opinions required by IFC under this Agreement.

           (iv) the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Financing Agreements.

            (v) the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loan and its disbursement.

           (vi) the occurrence of any Event of Default or Potential Event of Default; and

        (c) the costs and expenses incurred by IFC in relation to the enforcement or protection or attempted enforcement or protection of its rights under any of the Financing Agreements, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants' fees.

        Section 8.04. Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement shall be determined in accordance with the Accounting Principles applied on a consistent basis except such changes as the Auditors may agree upon, and, except as otherwise required to conform to the definitions contained in Article I or any other provisions of this Agreement or the Share Retention, Guarantee and Clawback Agreement, shall be calculated from the then most recently issued semi-annual Financial Statements which the Borrower is obligated to furnish to IFC under Section 6.01(g); and

        (b) If any material adverse change in the financial condition of the Borrower after the end of the period covered by the relevant Financial Statements has occurred, such material adverse change shall also be taken into account in calculating the relevant figures.

        Section 8.05. Termination of Agreement. This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

        Section 8.06. Jurisdiction and Enforcement. (a) This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

        (b) The Borrower irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any other to which the Borrower is a party may be brought by IFC in the courts of the State of New York or of the United States of America located in the Southern District of New York. Final judgement against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including Cote d'Ivoire, by suit on the judgement, a certified or exemplified copy of which shall be conclusive evidence of the judgement, or in any other manner provided by law.

        (c) By the execution and delivery of this Agreement, the Borrower irrevocably submits to the non-exclusive jurisdiction of any such court in any such action, suit or proceeding and designates, appoints and empowers C.T. Corporation System, 1633 Broadway, New York, New York, as its authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any such action, suit or proceeding in the State of New York.

        (d) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Borrower in Cote d'Ivoire or any other appropriate jurisdiction or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

        (e) As long as this Agreement remains in force, the Borrower shall maintain a duly appointed agent for the service of summons, complaint and other legal process in New York, New York, for purposes of any legal action, suit or proceeding IFC may bring in respect of this Agreement or any other Financing Agreement to which the Borrower is a party. The Borrower shall keep IFC advised of the identity and location of such agent.

        (f) The Borrower also irrevocably consents, if for any reason the Borrower's authorized agent for service of process of summons, complaint and other legal process in any such action, suit or proceeding is not present in New York, New York, to service of such papers being made out of those courts by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower at its address specified in Section 8.01. In such a case, IFC shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Borrower.

        (g) Service in the manner provided in subsection (f) above in any such action, suit or proceeding will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower for all purposes of any such action, suit or proceeding.

        (h) The Borrower irrevocably waives to the fullest extent permitted by applicable law,

            (i) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceedings in any court referred to in this Section.

           (ii) any claim that any such action, suit or proceeding has been brought in an inconvenient forum.

          (iii) its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and

           (iv) any and all rights to demand a trial by jury in any such action, suit or proceeding brought against the Borrower by IFC.

       (i) To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other to which the Borrower is a party from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

        (j) The Borrower hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or any other to which the Borrower is a party, brought against IFC in any court of the United States of America. The Borrower hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or any other to which the Borrower is a party or the transactions contemplated by this Agreement or such , brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

        (k) To the extent that the Borrower may, in any suit, action or proceeding brought in any of the courts referred to in paragraph (b) above or a court of Cote d'Ivoire or elsewhere arising out of or in connection with this Agreement or any other agreement to which the Borrower is a party, be entitled to the benefit of any provision of law requiring IFC in such suit, action or proceeding to post security for the costs of the Borrower (cautio judicatum solvi), or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of Cote d'Ivoire or, as the case may be, the jurisdiction in which such court is located.

        Section 8.07. Successors and Assigns. This Agreement binds and benefits the respective successors and assigns of its parties. However the Borrower may not assign or delegate any of its rights or obligations under this Agreement.

        Section 8.08. Amendment. Any amendment of any provision of this Agreement shall be in writing and signed by the parties.

        Section 8.09. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

        Section 8.10. Remedies and Waivers. No failure or delay by IFC in exercising any power, remedy, discretion, authority or other rights under this Agreement shall waive or impair that or any other right of IFC. No single or partial exercise of such a right shall preclude its additional or future exercise. No such waiver shall waive any other right under this Agreement. All waivers or consents given under this Agreement shall be in writing.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names and to be delivered in Washington, D.C. of the United States of America, as of the date first above written.

                                           GNR (Cote d'Ivoire) Ltd.

                                           By  /s/ Mr. Eric Lynn Hill

                                                       Authorized Representative

                                           INTERNATIONAL FINANCE CORPORATION

                                           By  /s/ Mr. M.A.K. Alizai
                                                       Authorized Representative

                                                                      SCHEDULE 1
                                                                     Page 1 of 3

                        FORM OF REQUEST FOR DISBURSEMENT
                          (See Sections 3.02 and 5.05)

                              [Borrower LETTERHEAD]


                                                                          [Date]

International Finance Corporation
1818 H Street, N.W.
Washington, D.C. 20433
United States of America

      Attention:  Director, Oil, Gas and Mining Department

Ladies and Gentlemen:

              Investment No.________
              Request for Loan Disbursement No. [    ]*

1. Please refer to the Loan Agreement (the "Loan Agreement") dated June , 1995 between GNR (Cote d'Ivoire) Ltd. (the "Borrower") and International Finance Corporation ("IFC"). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2. The Borrower irrevocably requests the disbursement on_________, 19__
(or as soon as practicable thereafter) of the amount of_________(_______) under the A Loan,__________(______) under the B Loan and______________under the C Loan (the "Disbursement") in accordance with the provisions of Section 3.02 of the Loan Agreement. You are requested to pay such amount to the Offshore Account, Account No.___________, at [Name and Address of Trustee].

3. There is enclosed a signed but undated receipt for the amount of the Disbursement. The Borrower authorizes IFC to date such receipt with the date of actual disbursement by IFC.

4. For the purpose of Sections 5.02 and 5.03 of the Loan Agreement, the Borrower further certifies as follows:


-------------------------
    * Each to be numbered in series.

        (a) no Event of Default and no Potential Event of Default has occurred and is continuing;

                                                                      SCHEDULE 1
                                                                     Page 2 of 3


        (b) the proceeds of the Disbursement are at the date of this request needed by the Borrower for the purpose of the Project, or will be needed for such purpose within three (3) months of such date;

        (c) since the date of the Letter of Information, nothing has occurred which could reasonably be expected to materially and adversely affect the carrying out of the Project or the Borrower's business prospects or financial condition, or make it improbable that the Borrower will be able to fulfill any of its obligations under the Loan Agreement;

        (d) since the date of the latest Financial Statements attached to the Letter of Information, the Borrower has not incurred any material liability other than as contemplated under the Project Plan;

        (e) the representations and warranties confirmed or made in Article IV of the Loan Agreement are true on and as of the date of that Disbursement with the same effect as if such representations and warranties had been made on and as of the date of this Disbursement, other than for (i) representations and warranties that relate to a specific date, and (ii) representations and warranties regarding matters that are the subjects of covenants set forth in this Loan Agreement and the other Financing Agreements to the extent that the Borrower is in compliance with such covenants;

        (f) after giving effect to this Disbursement, the Borrower will not be in violation of:

            (i)      its Memorandum or Articles of Association;

           (ii) any provision contained in any document to which the Borrower is a party (including the Loan Agreement) or by which the Borrower is bound; or

          (iii) any law, rule or regulation directly or indirectly limiting or otherwise restricting the Borrower's borrowing power or authority or its ability to borrow; and

        (g) the proceeds of this Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country which is not a member of IFC or the World Bank or for goods produced in or services supplied from any such country.

                                                                      SCHEDULE 1
                                                                     Page 3 of 3


       The above certifications are effective as of the date of this Request for Disbursement and shall continue to be effective as of the date of the Disbursement. If any certification is no longer valid as of or prior to the date of the requested Disbursement, the Borrower hereby undertakes to immediately notify IFC.

                                           Yours truly,

                                           GNR (Cote d'Ivoire) Ltd.

                                           By
                                             -----------------------------------
                                                       Authorized Representative


Copy to:      Manager, Accounting Division
              International Finance Corporation

                                                                      SCHEDULE 2
                                                                     Page 1 of 1

                        FORM OF LOAN DISBURSEMENT RECEIPT

                    (See Section 3.02 of the Loan Agreement)

                              [Borrower LETTERHEAD]

                                                                   [Blank], 1995

International Finance Corporation
1818 H Street, N.W.
Washington, D.C. 20433
United States of America

                     Attention: Manager, Accounting Division

Ladies and Gentlemen:

                     Investment No.
                     Disbursement Receipt No. [    ] (Loan)

        We, [Name of Borrower], hereby acknowledge receipt on the date hereof, of the sum of $________________________ disbursed to us by International Finance Corporation ("IFC") under the Loan of_____________________ provided for in the Loan Agreement dated as of July 14, 1995 between our company and International Finance Corporation.

                                                  Yours truly,

                                           GNR (Cote d'Ivoire) Ltd.

                                           By
                                             ---------------------------------
                                                     Authorized Representative

                                     - 68 -
                                                                      SCHEDULE 3
                                                                     Page 1 of 2

                 FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY
                              (See Section 5.01(o))

                              [Borrower LETTERHEAD]

                                                                          [Date]

International Finance Corporation
1818 H Street, N.W.
Washington, D.C. 20433
United States of America

               Attention: Director, Oil, Gas and Mining Department

Ladies and Gentlemen:

                     Certificate of Incumbency and Authority

        With reference to the Loan Agreement between us, dated _________, 199_ (the "Loan Agreement"), I, the undersigned [Chairman/Director] of [Name of Borrower], (the "Borrower"), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons each of whom will, and will continue to be authorized:

        (a) to sign on behalf of the Borrower the requests for the disbursement of funds provided for in Section 3.02 of the Loan Agreement;

        (b) to sign the certifications provided for in Sections 5.02 and 5.03 of the Loan Agreement; and

        (c) to take any other action required or permitted to be taken, done, signed or executed under the Loan Agreement or any other agreement to which IFC and the Borrower may be parties.

                                     - 69 -
                                                                      SCHEDULE 3
                                                                     Page 2 of 2


*      Name                                Office               Specimen Signature
       ----                                ------               ------------------
--------------------           -----------------------------    ------------------
--------------------           -----------------------------    ------------------
--------------------           -----------------------------    ------------------


        You may assume that any such person continues to be so authorized until you receive authorized written notice from the Borrower that they, or any of them, is no longer so authorized.

                                                   Yours truly,

                                            GNR (Cote d'Ivoire) Ltd.

                                            By

                                                     [Chairman/Director]




--------------------------
    * Designations may be changed by the Company at any time by issuing a new certificate of Incumbency and Authority authorized by the Board of Directors of the Company.

                                                                      SCHEDULE 4
                                                                     Page 1 of 2

                      FORM OF LETTER TO Borrower'S AUDITORS

                              [Borrower LETTERHEAD]

                      (See Sections 5.01(n) and 6.01(k) of
                               the Loan Agreement)

                                                                          [DATE]

[NAME OF AUDITORS]
[ADDRESS]

Ladies and Gentlemen:

        We hereby authorize and request you to give to International Finance Corporation of 1818 H Street, N.W., Washington, D.C. 20433, United States of America ("IFC"), all such information as IFC may reasonably request with regard to the Financial Statements of the undersigned, both audited and unaudited. We have agreed to supply that information and those statements under the terms of a Loan Agreement between the undersigned Borrower and IFC dated ________, 1995 (the "Loan Agreement"). For your information we enclose a copy of the Loan Agreement.

        We authorize and request you to send two copies of the audited Financial Statements of the undersigned to IFC to enable us to satisfy our obligation to IFC under Section 6.01 (h)(i) of the Loan Agreement. When submitting the same to IFC, please also send, at the same time, a copy of your full report on such accounts in a form reasonably acceptable to IFC.

        Please note that under Section 6.01 (h)(ii) of the Loan Agreement, we are obliged to provide IFC with a copy of any Management Letter or other communication from you to the undersigned or its management commenting on, among other things, the adequacy of the undersigned financial control procedures and accounting and management information systems.

        Please also submit each such communication and report to IFC with the audited financial statements.

                                                                      SCHEDULE 4
                                                                     Page 2 of 2


        For our records, please ensure that you send to us a copy of every letter which you receive from IFC immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

                                            Yours truly,

                                     GNR (Cote d'Ivoire) Ltd.

                                     By
                                        ------------------------------------
                                                   Authorized Representative

Enclosure

cc:      Director
         Oil, Gas and Mining Department
         International Finance Corporation
         1818 H Street, N.W.
         Washington, D.C. 20433
         United States of America

                                                                      SCHEDULE 5


                        ASSUMPTIONS FOR PRO-FORMA REPORTS

Projected Oil Production: from the report of the Independent Consultant;

Projected Gas Production: from the report of the Independent Consultant, which shall equal the minimum contract take or pay quantities, including revisions thereof, as determined in accordance with the Gas Sales Contract;

Projected Condensate Production: From the report of the Independent Consultant based on the gas production profile prepared by the Independent Consultant;

Crude Oil and Condensate Price not applicable to the Domestic Market Obligation: average of last three years, calculated in conformity with the prevailing crude oil price contract. Thus, if the Crude Oil Sales Agreement were to remain in effect indefinitely, the crude oil price to be used in the first year of the forecast period would be the average of Brent DTD (average for the last 3 years based on Platt's Oilgram) less $0.60 per barrel. Crude oil and condensate prices would escalate beginning in the second year of the forecast period.

Crude Oil and Condensate Price applicable to the Domestic Market Obligation: as provided under the Production Sharing Contract.

Gas Price: Gas prices according to the Gas Sales Contract. The price of WTI that would apply for the first year of the forecast period would be the average price of WTI crude oil during the preceding 3 years as published in the Platt's Oilgram. WTI crude prices would escalate according to the Forecast Price Escalation beginning in the second year of the forecast period.

Forecast Price Escalation: Most recent commodity price escalation forecast applicable to energy (crude oil) as shown in the Commodity Markets and the Developing Countries publication, published by the World Bank every quarter.

Forecast Cost Escalation: Most recent G-5 MUV Index escalation forecast as shown in the Commodity Markets and the Developing Countries publication, published by the World Bank every quarter.

Projected Capital Expenditures: Capital expenditures included in the Report of the Independent Consultant and audited by the Consultant.

Projected Operating Costs: Operating Costs as included in the Report of the Independent Consultant and audited by the Consultant.

Allocation of Costs and Revenues among Investors: As agreed by Investors in the Letters of Understanding.

U.S. Dollar/CFA Exchange Rate: Unless otherwise agreed between IFC and the Borrower, the exchange rate prevailing at end of the month immediately preceding the month in which the forecast is submitted.

Past Costs: In calculating the financial projections, the cost recovery balance of each Borrower (including interest costs that have not been recovered as of the time the calculations are being prepared) that has not yet been recovered will be taken into account in determining future cost recovery amounts.

                                                                      SCHEDULE 6

                               [PROTOCOL d'ACCORD]

                                                                      SCHEDULE 7

            [DRAFT LEGAL OPINION OF BECKER, GLYNN, MELAMED & MUFFLY]

                                                                      SCHEDULE 8

         [DRAFT LEGAL OPINION OF AKIN, GUMP, STRAUSS, HAUER & FELD LLP]

                                                          CONFORMED COPY

================================================================================

                                                          INVESTMENT NUMBER 7018


                     SHARE RETENTION, GUARANTEE AND CLAWBACK

                                    AGREEMENT

                                      among

                          GLOBAL NATURAL RESOURCES INC.

                                       and

                 GLOBAL NATURAL RESOURCES CORPORATION OF NEVADA

                                       and

                            GNR (COTE d'IVOIRE) LTD.

                                       and

                        INTERNATIONAL FINANCE CORPORATION

                                Re: IFC's Loan to

                            GNR (COTE d'IVOIRE) LTD.


                            Dated as of July 14, 1995

================================================================================

                     SHARE RETENTION, GUARANTEE AND CLAWBACK

                                    AGREEMENT

        AGREEMENT, dated as of July 14, 1995 among GLOBAL NATURAL RESOURCES INC. ("GNR"), a company organized and incorporated in New Jersey, and GLOBAL NATURAL RESOURCES CORPORATION OF NEVADA ("GNRCN"), a company organized and incorporated in Nevada, (both of GNR and GNRCN hereinafter collectively called the "Sponsors" and individually a "Sponsor"), GNR (COTE D'IVOIRE) LTD. (hereinafter called the "Borrower" or GNR-CI), and INTERNATIONAL FINANCE CORPORATION (hereinafter called "IFC").

        WHEREAS:

        (A) By a loan agreement (the "Loan Agreement") of even date herewith, between the Borrower and IFC, IFC has agreed to lend to the Borrower, and the Borrower has agreed to borrow from IFC, the Loan, that is, the sum of seventeen million five hundred thousand Dollars ($17,500,000), made up of the A Loan of seven million five hundred thousand Dollars ($7,500,000), the B Loan of six million two hundred fifty thousand Dollars ($6,250,000), and the C Loan of three million seven hundred fifty thousand Dollars ($3,750,000) upon the terms and conditions set forth in the Loan Agreement.

        (B) GNR is the Controlling Company of GNRCN and GNR-CI, and GNR-CI is a wholly owned subsidiary of GNRCN.

        (C) It is a condition of first disbursement of the Loan under the Loan Agreement that the parties hereto shall have entered into this Agreement.

        (D) Each of the Sponsors has been provided with, and hereby acknowledges receipt of, a copy of the Loan Agreement.

        NOW THEREFORE, the parties hereto hereby agree as follows:

                                    ARTICLE I

        Section 1.01. All terms defined in Section 1.01. of the Loan Agreement have the same meanings herein.

        Section 1.02. In this Agreement, unless the context otherwise requires:

        1. headings and underlinings and the table of contents are for convenience only and do not affect the interpretation of this Agreement.

        2. words importing the singular include the plural and vice versa.

        3. an expression importing a natural person includes any company, partnership, joint venture, association, corporation, other body corporate or limited liability company and any governmental authority or agency;

        4. a reference to an Annex, Attachment, Article, Exhibit, paragraph (or subparagraph), Schedule or Section, is a reference to the relevant language contained in an Annex, Attachment, Article, Exhibit, paragraph (or subparagraph), Schedule or Section of the Financing Agreements or the Project Documents;

        5. a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

        6. a reference to a party to any document includes that party's successors and permitted assigns; and

        7. all financial terms are to be interpreted pursuant to Accounting Principles, as in effect from time to time, on a basis consistent with the most recent audited financial statements of the Borrower or the Sponsors (as the case may be) delivered to IFC pursuant to the provisions of this Agreement and/or the Loan Agreement.

                                   ARTICLE II

                                 SHARE RETENTION

        Section 2.01. GNR hereby agrees and undertakes that, for as long as there is any outstanding liability of the Borrower to IFC under the Loan Agreement, unless IFC shall otherwise agree, GNR shall remain as the Controlling Company of GNR-CI.

                                   ARTICLE III

                               SPONSORS' GUARANTEE

        Section 3.01. The Sponsors hereby jointly and severally, irrevocably, absolutely and unconditionally guarantee, as primary obligors and not as sureties merely:

        (a) Until the Completion Date, the due and punctual payment of the principal of, and interest and commitment charge on, the Loan, and any and all sums payable by the Borrower under the Loan Agreement, whether at stated maturity or upon acceleration due to the occurrence of an Event of Default, all as set forth in the Loan Agreement.

        (b) After the Completion Date, the due and punctual payment of the principal of, and interest and commitment charge on, the Loan, and any and all sums payable by the Borrower under the Loan Agreement, whether at stated maturity or upon the occurrence of an Event of Default with the result that any such amount is accelerated, all as set forth in the Loan Agreement, less, subject to Sections 3.02 and 3.03, the amount of the Non-Guaranteed Portion.

        (c) that all benefits of the Sponsors' Guarantee may be freely and unconditionally assigned, transferred or otherwise disposed of, in whole or in part, by IFC to any other person, corporate or otherwise.

        Section 3.02. (a) Starting as of the Completion Date, the Sponsors may request from IFC a release from the Sponsors' obligations under the Sponsors' Guarantee in an amount equal to the Non-Guaranteed Portion and IFC shall grant the release subject to the fulfillment of the following conditions precedent:
(i) the Borrower shall be current in all payments due to IFC under the Loan Agreement; and (ii) a minimum Non-Guaranteed Life of Loan Ratio of 1.7 and a minimum Non-Guaranteed Debt Service Coverage Ratio of 1.5 shall be projected in the Pro-Forma Report in form and substance satisfactory to IFC by the Independent Consultant, for each six-month interval of the Relevant Period.

        (b) For the purpose of calculating the initial Non-Guaranteed Portion, the Percentage Release shall be the percentage calculated by IFC to be the highest percentage resulting from applying the following table on the basis of Proved Total Reserves as of the Completion Date:

                                                                      Percentage
                Proved Total Reserves                                   Release
                ---------------------                                 ----------
             80 MMBOE including at least 30 MMB:                          50%
             90 MMBOE including at least 38 MMB:                          70%
            100 MMBOE including at least 47 MMB:                         100%

        Section 3.03. Subsequent recalculations of the Percentage Release shall be made by IFC at the request of the Sponsors as of the Conversion Request Dates providing that:

        (a) the same conditions precedent listed under 3.02(a) shall have been fulfilled as of the Conversion Request Date; and

        (b) the Percentage Release shall be the percentage determined by IFC to be the highest percentage resulting from applying the table in Section 3.02 (b) above (but in no event less than the Percentage Release in effect prior to such recalculation) except that each of the two quantities of Proved Total Reserves included in the first column of such table as of the Conversion Request Date shall equal the product obtained by multiplying the Proved Total Reserves figures shown in such table by the fraction equal to the outstanding Loan balance divided by $17,500,000.

        Section 3.04. Subject to Sections 3.01, 3.02 and 3.03 above, if and whenever: (i) the Borrower fails to pay when due any part of the Loan or to pay any interest on the Loan and any such failure continues for a period of five (5) days, or (ii) the Borrower fails to observe or perform any of its payment obligations under this Agreement (other than for the payment of principal or interest) and any such failure continues for a period of thirty (30) days after IFC notifies the Borrower of that failure in writing, then (iii) the Sponsors shall forthwith, upon demand by IFC, pay to IFC, in the currency prescribed in, and pursuant to, the Loan Agreement, the monies in respect of which such default shall have occurred.

        Section 3.05. The Sponsors' Guarantee shall be a continuing guarantee and shall remain in full force and effect until the date when all of the principal of, and interest, commitment charge and prepayment premium on, the Loan and any and all sums payable by the Borrower under the Loan Agreement other than the Non-Guaranteed Portion, shall have been fully paid in accordance with the provisions of the Loan Agreement. Accordingly, the obligations of the Sponsors hereunder shall not be discharged except by performance and then only to the extent of such performance. Such obligations shall not be subject to any prior notice to, demand upon or action against the Borrower, or to any prior notice to the Sponsors with regard to any default by the Borrower, and shall not be affected or impaired by any of the following: any extension of time, forbearance or concession given to the Borrower; any assertion of, or failure to assert, or delay in asserting, any right, power or remedy against the Borrower, or in respect of any security for the Loan; any modification or amplification of the provisions of the Loan Agreement or of any other agreement between IFC and the Borrower; any failure of the Borrower to comply with any requirement of any law, regulation or order; the dissolution, liquidation, reorganization or any other alteration of the legal structure of the Borrower; any purported or actual assignment of the Loan by IFC to any other party; any invalidity or unenforceability of the Loan Agreement or any of its provisions; or any other circumstance (other than complete payment by the Borrower or the Sponsors) which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor.

                                   ARTICLE IV

                               CLAWBACK OBLIGATION

        Section 4.01. In addition to, and without detriment to any of, their obligations to IFC under the Sponsors' Guarantee, the Sponsors hereby jointly and severally, irrevocably, absolutely and unconditionally undertake that for, as long as any Non-Guaranteed Portion is outstanding, the Sponsors shall, within the limits of the Clawback Obligation, make Clawback Payments in the following order of priority:

        (a) If the Borrower is in default for any reason on any payments due to IFC under the Loan Agreement excluding default due to failure to meet Mandatory Ratios or to maintain the Reserve Amount in the Retention Account, any and all amounts required to cure the default shall be paid to IFC;

        (b) If the Mandatory Non-Guaranteed Debt Service Coverage Ratio is less than 1.25 during any Relevant Period, the amount necessary to restore the Mandatory Non-Guaranteed Debt Service Coverage Ratio to at least 1.25 shall be paid to IFC, in which case the Clawback Payment shall be applied by IFC to reduce the outstanding principal amount of the Loan so that the Mandatory Non-Guaranteed Debt Service Coverage Ratio will be reached;

        (c) If the Mandatory Non-Guaranteed Life of Loan Ratio is less than 1.5, the amount necessary to restore the Mandatory Non-Guaranteed Life of Loan Ratio to at least 1.5 shall be paid to IFC, in which case the Clawback Payment shall be applied by IFC to reduce the outstanding principal amount of the Loan in inverse order of maturity so that the Mandatory Non-Guaranteed Life of Loan Ratio is reached;

        (d) If the balance of the Borrower's Retention Account is less than the Reserve Amount, the amount necessary to reach the Reserve Amount shall be paid to the Trustee for deposit in the Retention Account.

        Section 4.02. (a) As soon as funds are needed by the Borrower for the purpose of Section 4.01 hereinabove, the Borrower shall make a determination of any such funds and give prompt notice thereof (a "Borrower's Clawback Notice") to the Sponsors with a copy to IFC.

        (b) In the event that IFC shall, at any time or from time, determine that funds are needed by the Borrower for the purpose of Section 4.01 (b), (c) and/or (d) hereinabove, then IFC may make a determination of any such funds deficiency and give prompt notice thereof (an "IFC's Clawback Notice") in respect thereof to the Sponsors with a copy to the Borrower. In the case of
Section 4.01 (a), in the event of failure of the Borrower to pay any amount under the Loan Agreement as it becomes due and payable thereunder, then IFC may, based on its own records, give an IFC's Clawback Notice in respect thereof to the Sponsors. If there is no Borrower's Clawback Notice or if there is an inconsistency between a Borrower's Clawback Notice and an IFC's Clawback Notice with respect to a determination by IFC under this subsection (b), the IFC's Clawback Notice shall prevail and be considered as final, subject only to correction of clerical and arithmetical errors.

        Section 4.03. Within fifteen (15) days after the Sponsors shall have been given a Borrower's Clawback Notice or an IFC's Clawback Notice, as the case may be, the Sponsors shall provide to the Borrower the necessary funds by way of Advances. The Advances shall be on terms and conditions satisfactory to IFC, and not inconsistent with the provisions of the Loan Agreement, including the following:

        (A) a rate of interest that shall not exceed the rate charged for Dollar loans of like maturities in the Loan Agreement;

        (B) no payment of interest or other charges on, or principal of, any Advances shall be made at any time unless the Borrower is current in all payment of interest and other charges due on, and principal of, the IFC Loan and meets all required Mandatory Ratios as provided under the Loan Agreement; and

        (C)      the Advances shall be unsecured.

        Section 4.04. Any of the above notwithstanding, it is hereby agreed and understood that: (i) Cumulative Clawback Payments shall under no circumstances exceed the least of (A) Cumulative Excess Revenues or (B) Cumulative Restricted Payments or (C) the amount of the Non-Guaranteed Portion of the Loans; and (ii) if any payments are made by the Sponsors to any of the Borrower or IFC in anticipation of a Clawback Payment, the Sponsors shall simultaneously specify the extent and nature of the projected deficiency and/or breach of the Borrower's covenants (if any) that would otherwise occur without the Clawback Payment.

        Section 4.05. The Clawback Obligation shall terminate on the Clawback Termination Date.

                                    ARTICLE V

                               SPONSORS' COVENANTS

        Section 5.01. Each of the Sponsors shall:

        (a) As soon as available but in any event within sixty (60) days after the end of each of the first three Quarters in any Financial Year, deliver to IFC two (2) copies of GNR's unaudited Consolidated Financial Statements for the Quarter certified by the chief financial officer of that Sponsor.

        (b) As soon as available but, in any event, within one hundred and twenty (120) days after the end of each Financial Year of that Sponsor, furnish to IFC: (i) two (2) copies of GNRCN's complete financial statements in form satisfactory to IFC, and two (2) copies of GNR's annual audited Consolidated Financial Statements for such Financial Year (which are in agreement with its books of account and prepared in accordance with the Accounting Principles consistently applied), together with the Sponsors' Auditors audit report thereon; and authorize the Sponsors' Auditors (whose fees and expenses shall be for account of the Sponsors) to communicate directly with IFC at any time regarding the relevant Sponsor's accounts and operations; and (ii) the relevant Sponsor's calculation of the Clawback Obligation.

        (c) Account and cause its Consolidated Subsidiaries to account for any and all claims against the Borrower originating in Advances as subordinated debt.

        (d) Pay and cause its Consolidated Subsidiaries to deposit in the Offshore Account any amounts received by that Sponsor or any of its Consolidated Subsidiaries from the Borrower on account of any Restricted Payments and/or Advances, except as permitted under the Loan Agreements.

        Section 5.02. In addition to its preceding obligations under Section 5.01, GNR hereby undertakes and covenants that throughout the life of the IFC Loan it shall maintain a Consolidated Debt to Equity Ratio not to exceed 60:40.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

        Each of the Sponsors hereby represents, warrants and covenants to IFC:
(i) that it has the corporate power to, and all necessary action has been taken to authorize it to, execute and deliver this Agreement and to perform fully and completely all its obligations and liabilities as described under Articles II, III and IV, and to covenant as provided under Article V hereof; (ii) that its execution, delivery and performance of this Agreement will not violate any provision of any existing law or regulation or order or decree of any court, governmental authority, bureau or agency or of its relevant Statutes (or similar charter document) or of any contract, undertaking or agreement to which it is a party or which purports to be binding upon it or any of its property or assets and will not result in the imposition or creation of any lien, charge or encumbrance on, or security interest in, any part thereof pursuant to the provisions of any such contract, undertaking or agreement; and (iii) that any and all of its obligations under this Agreement constitute valid obligations of the relevant Sponsor, legally binding upon it and enforceable in accordance with their terms.

                                  ARTICLE VII

                                 MISCELLANEOUS

        Section 7.01. (a) If the Sponsors shall at any time make payment to IFC of an amount less than the full amount then due and payable to IFC under this Agreement, IFC shall have the right to allocate and apply such payment in any way or manner and for such purpose or purposes as IFC in its sole discretion shall determine, notwithstanding any instruction that the Sponsors may give to the contrary.

        (b) If any monies shall have become payable or shall have been paid by the Sponsors under this Agreement, the Sponsors shall not, in respect of such monies, seek to enforce repayment or to exercise any other rights or legal remedies of any kind which may accrue to the Sponsors against the Borrower, whether by way of subrogation or otherwise, in respect of the amount so payable or so paid or in respect of any other monies for the time being due to the Sponsors from the Borrower so long as any monies then overdue remain unpaid under the Loan Agreement and if, in IFC's reasonable opinion, such enforcement or exercise will adversely affect the ability of the Borrower to fully pay any monies still owing under the Loan Agreement, and, in the event of the liquidation or winding up of the Borrower, the Sponsors will not prove in competition with IFC in respect of any monies owing to the Sponsors by the Borrower on any account whatsoever, but shall give IFC the benefit of any such proof and of all monies to be received in respect thereof until all monies now or hereafter owing under the Loan Agreement shall have been fully paid.

        Section 7.02. A certificate by an officer of IFC as to the amounts of principal of, and interest, commitment charge, and pre-payment premium on, the Loan, or any other amount due and payable at any time by the Borrower under the Loan Agreement, or by the Sponsors under this Agreement, shall be binding upon the Sponsors and shall be conclusive evidence in any legal proceedings with respect to this Agreement, unless satisfactorily shown by the Sponsors that such certificate involves manifest error. Each of the Sponsors hereby waives all requirements as to diligence, presentment, demand of payment, protest or notice of any kind with respect to the Loan Agreement and this Agreement.

        Section 7.03. The Sponsors shall, upon notice from IFC, pay all taxes (including stamp taxes,) duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of this Share Retention, Guarantee and Clawback Agreement and shall reimburse IFC or its assigns for any such taxes, duties, fees or other charges paid by IFC or its assigns thereon.

                                  ARTICLE VIII

                                   ASSIGNMENT

        This Agreement shall bind and inure to the benefit of the respective successors of the parties hereto; provided, however, that the obligations of any of the Sponsors hereunder may not be assigned or transferred without the consent in writing of IFC, provided further that IFC's consent for the assignment or transfer of the obligations of the Sponsors shall be subject inter alia to: (a) the relevant Sponsor having demonstrated to the satisfaction of IFC at its sole discretion that the prospective assignee has the necessary technical and/or financial capability to perform any and all of the obligations of such Sponsor under this Agreement, the Financing Agreements and the Project Documents; and
(b) the prospective assignee having executed an agreement with IFC undertaking to perform any and all obligations of the relevant Sponsor under this Agreement, the Financing Agreements and the Project Documents, all in form and substance satisfactory to IFC.

                                   ARTICLE IX

                      NOTICES, APPLICABLE LAW, JURISDICTION

        Section 9.01. Any notice or request required or permitted to be given or made hereunder shall be in writing. Such notice or request shall be deemed to have been duly given or made when it shall be delivered by hand, facsimile or telex to the party to which it is required or permitted to be given or made as such party's address specified below or at such other address as such party shall have designated by notice to the party giving such notice or making such request. Any communication to be delivered to any party under this Agreement which is sent by facsimile or telex will constitute legal written evidence thereof between the parties.

        For the Sponsors:

            Global Natural Resources Inc.
            Attn: Sr. Vice-President Finance
            5300 Memorial Drive
            Suite 800
            Houston, Texas 77007-8295

            Facsimile: 713-951-9395

            Global Natural Resources Corporation of Nevada
            c/o Global Natural Resources Inc.
            Attn: Sr. Vice-President Finance
            5300 Memorial Drive
            Suite 800

            Houston, Texas 77007-8295

            Facsimile:  713-951-9395

    For the Borrower:

            GNR (Cote d'Ivoire) Ltd.
            c/o Global Natural Resources Inc.
            Attention: Sr. Vice-President Finance
            5300 Memorial Drive
            Suite 800
            Houston, Texas 77007-8295

            Facsimile: 713-951-9395

        For IFC:

            International Finance Corporation
            Attn: Director, Oil, Gas and Mining Department
            1818 H Street, N.W.
            Washington, D.C. 20433
            United States of America

            Alternative address for communication by facsimile:

                (202) 334-0230
                (202) 676-9648

        Section 9.02. (a) This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

        (b) Each of the Sponsors irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any other to which the relevant Sponsor is a party may be brought by IFC in the courts of the State of New York or of the United States of America located in the Southern District of New York. Final judgment against the relevant Sponsor in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including New Jersey, Nevada or Texas, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

        (c) By the execution and delivery of this Agreement, the relevant Sponsor irrevocably submits to the non-exclusive jurisdiction of any such court in any such action, suit or proceeding and designates, appoints and empowers C.T. Corporation System, 1633 Broadway, New York, New York, as its authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any such action, suit or proceeding in the State of New York.

        (d) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the relevant Sponsor in Texas, or any other appropriate jurisdiction or to serve process, pleadings and other legal papers upon the relevant Sponsor in any manner authorized by the laws of any such jurisdiction.

        (e) As long as this Agreement remains in force, the relevant Sponsor shall maintain a duly appointed agent for the service of summons, complaint and other legal process in New York, New York, United States of America, for purposes of any legal action, suit or proceeding IFC may bring in respect of this Agreement or any other to which the relevant Sponsor is a party. Each of the Sponsors shall keep IFC advised of the identity and location of such agent.

        (f) Each of the Sponsors also irrevocably consents, if for any reason the relevant Sponsor's authorized agent for service of process of summons, complaint and other legal process in any such action, suit or proceeding is not present in New York, New York, to service of such papers being made out of those courts by mailing copies of the papers by registered United States air mail, postage prepaid, to the relevant Sponsor at its address specified in Section
9.01. In such a case, IFC shall also send by telex or facsimile, or have sent by telex or facsimile, a copy of the papers to the relevant Sponsor.

        (g) Service in the manner provided in subsection (f) above in any such action, suit or proceeding will be deemed personal service, will be accepted by the relevant Sponsor as such and will be valid and binding upon the relevant Sponsor for all purposes of any such action, suit or proceeding.

        (h) Each of the Sponsors irrevocably waives to the fullest extent permitted by applicable law:

             (i) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceedings in any court referred to in this Section;

            (ii) any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

           (iii) its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and

            (iv) any and all rights to demand a trial by jury in any such action, suit or proceeding brought against the relevant Sponsor by IFC.

        (i) To the extent that the relevant Sponsor may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other to which the relevant Sponsor is a party from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed) may be attributed to it or its assets, the relevant Sponsor irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

        (j) Each of the Sponsors hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or any other agreement to which the relevant Sponsor is a party, brought against IFC in any court of the United States of America. Each of the Sponsors hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or any other agreement to which the relevant Sponsor is a party or the transactions contemplated by this Agreement or such agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

        (k) To the extent that the relevant Sponsor may, in any suit, action or proceeding brought in any of the courts referred to in paragraph (b) above or a court of Texas or elsewhere arising out of or in connection with this Agreement or any other to which the relevant Sponsor is a party, be entitled to the benefit of any provision of law requiring IFC in such suit, action or proceeding to post security for the costs of the relevant Sponsor (cautio judicatum solvi), or to post a bond or to take similar action, the relevant Sponsor hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of Texas, or, as the case may be, the jurisdiction in which such court is located.

        IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the day and year first above written.



                             GLOBAL NATURAL RESOURCES INC.

                             By /s/ Mr. Eric Lynn Hill
                                   Authorized Representative



                             GLOBAL NATURAL RESOURCES CORPORATION
                                   OF NEVADA

                             By /s/ Mr. Eric Lynn Hill
                                   Authorized Representative



                             GNR (COTE D'IVOIRE) LTD.

                             By /s/ Mr. Eric Lynn Hill
                                   Authorized Representative



                             INTERNATIONAL FINANCE CORPORATION

                             By /s/ Mr. M.A.K. Alizai
                                   Authorized Representative